UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Odyssey HealthCare, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

Dear Stockholder:

Notice is hereby given that the 2008 Annual Meeting of the Stockholders of Odyssey HealthCare, Inc., a Delaware corporation, will be held at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, on May 1, 2008, at 8:00 a.m. local time. At the Annual Meeting, you will be asked to:

1. Elect three Class I directors to our Board of Directors;

2. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2008; and

3. Transact such other business as may properly come before the Annual Meeting.

Only stockholders of record at the close of business on March 13, 2008 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available and may be inspected at the address listed above during normal business hours for the ten days before the Annual Meeting. The list of stockholders will also be available for review at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Accordingly, please read the enclosed material and complete, sign, date and return the enclosed proxy card as promptly as possible. If you attend the Annual Meeting, you may withdraw any previously submitted proxy and vote in person. For more detailed voting information, see “General Information about the Annual Meeting” beginning on page 1 of the enclosed proxy statement.

By Order of the Board of Directors,

W. Bradley Bickham
Secretary

Dallas, Texas
April 2, 2008

i

ii

ODYSSEY HEALTHCARE, INC.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201

PROXY STATEMENT

These proxy materials are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Odyssey HealthCare, Inc., a Delaware corporation, for the 2008 Annual Meeting of Stockholders and any adjournments or postponements of the meeting (the “Annual Meeting”). The Annual Meeting will be held at our principal offices located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, on May 1, 2008, at 8:00 a.m. local time.

The Notice of Annual Meeting, this proxy statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended December 31, 2007 are being mailed on or about April 2, 2008 to all stockholders entitled to vote at the Annual Meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials?

You received these proxy materials from us in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting because you owned our common stock as of March 13, 2008. We refer to this date as the “record date.”

This proxy statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this proxy statement carefully.

What is the purpose of the Annual Meeting?

At the Annual Meeting, our stockholders will consider and vote on the election of three Class I directors to our Board of Directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. Our stockholders will also be asked to transact such other business as may properly come before the Annual Meeting.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 13, 2008, the record date, may vote at the Annual Meeting. On the record date, there were 32,751,611 outstanding shares of our common stock, par value $0.001 per share, which we refer to in this proxy statement as our “common stock.”

How many votes do I have?

Each share of common stock that you owned on the record date entitles you to one vote on each matter voted on at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

There must be a quorum for the Annual Meeting to be held. A quorum is the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date. As of the record date, there were 32,751,611 shares of our common stock outstanding. Consequently, the presence of the holders of at least 16,375,806 shares of common stock is required to establish a quorum for the Annual Meeting.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when stockholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares. The effect of abstentions and broker non-votes on each proposal is set forth in more detail under “What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?”.

What happens if there is not a quorum at the Annual Meeting?

If a quorum is not present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the chairman of the meeting or a majority in interest of the stockholders entitled to vote who are present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting (unless the Board of Directors fixes a new record date for the adjourned meeting), until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present. If the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting.

Proxies solicited by this Proxy Statement may be used to vote in favor of any motion to adjourn the Annual Meeting. The persons named on the proxies intend to vote in favor of any motion to adjourn the Annual Meeting to a subsequent day if, prior to the Annual Meeting, such persons have not received sufficient proxies to approve the proposals described in this Proxy Statement.

What is a proxy?

A proxy is your legal designation of another person to vote the shares that you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. Your Board has appointed Robert A. Lefton, R. Dirk Allison and W. Bradley Bickham (the “Proxy Holders”) to serve as proxies for the Annual Meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then you own our common stock through multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all of your shares are voted at the Annual Meeting.

Who is participating in this proxy solicitation and who will pay for its cost?

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. In addition, we will reimburse banking institutions, brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy materials to the beneficial owners of our common stock.

What are the recommendations of the Board?

Unless you give other instructions on your proxy card, the Proxy Holders will vote in accordance with the recommendations of our Board. Our Board recommends that you vote:

•	FOR the nominated slate of directors (see “Proposal One — Election of Class I Directors”); and

•	FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (see “Proposal Two — Ratification of Selection of Independent Auditors”).

Could other matters be decided at the Annual Meeting?

At the time this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement.

With respect to any other matter that properly comes before the Annual Meeting, the Proxy Holders will vote as recommended by our Board or, if no recommendation is given, in their own discretion.

What is the difference between holding shares as a “stockholder of record” and holding shares in “street name?”

If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are a “stockholder of record” of these shares, and you are receiving these proxy materials directly from us. As the stockholder of record, you have the right to mail your proxy directly to us or to vote in person at the Annual Meeting.

Most of our stockholders hold their shares in a stock brokerage account or by a bank or other holder of record rather than directly in their own name. If your shares are held in a brokerage account, by a bank or other holder of record (commonly referred to as being held in “street name”), you are the “beneficial owner” of these shares and these proxy materials are being forwarded to you by that custodian. As summarized below, there are distinctions between shares held of record and those held beneficially.

How do I vote my shares?

Shares held directly in your name as the stockholder of record can be voted by you in person at the Annual Meeting or you can provide a proxy to be voted at the Annual Meeting by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

If you plan to vote in person at the Annual Meeting, please bring proof of identification. Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you hold your shares in “street name” (for example, at your brokerage account), please follow the instructions provided by your bank, broker or other holder of record to vote the enclosed proxy card by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. Shares held in street name may be voted in person by you at the Annual Meeting only if you obtain a signed proxy from the record holder of your shares giving you the right to vote the shares. If you hold your shares in street name and wish to simply attend the Annual Meeting, please bring proof of identification and proof of ownership, such as an account statement or letter from your brokerage firm or bank showing that you beneficially owned common stock on the record date.

If you vote by granting a proxy, the Proxy Holders will vote the shares of which you are the stockholder of record in accordance with your instructions. If you submit a proxy without giving specific voting instructions, the Proxy Holders will vote those shares as recommended by our Board.

What will happen if I hold shares in “street name” and I do not give my record holder instructions on how to vote my shares?

If you hold your shares in “street name” and you do not give your record holder instructions as to how to vote on the two proposals described in this proxy statement, your record holder is entitled to use its discretion in voting your shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may revoke your proxy at any time before it is exercised by doing any one of the following things:

•	submitting a written a notice of revocation to our Secretary by mail to Odyssey HealthCare, Inc., 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, attention: Secretary or by facsimile at (214) 965-9548;

•	signing and mailing in a new proxy card bearing a later date; or

•	attending the Annual Meeting and voting in person, which suspends the powers of the Proxy Holders.

Your attendance at the meeting alone will not revoke your proxy.

If the Annual Meeting is postponed or adjourned, your proxy will remain valid and may be voted at the postponed or adjourned meeting. You will still be able to revoke your proxy until it is voted.

What vote is required to approve each proposal discussed in this proxy statement and how are my votes counted?

Election of Directors.  A plurality of the votes cast is required for the election of directors. This means the three director nominees receiving the greatest number of votes cast at the Annual Meeting will be elected, regardless of whether that number represents a majority of the votes cast. Votes that withhold authority for any or all nominees and broker non-votes will be counted for purposes of determining the presence of a quorum but will have no legal effect on the election of a particular director.

Ratification of Appointment of Independent Auditors.  The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting is needed to approve the ratification of the selection of our independent registered public accounting firm. Abstentions will be counted for purposes of determining a quorum, and will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining a quorum, but are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Thus, broker non-votes will not affect the outcome of the voting on the proposal.

Where can I find the voting results?

The preliminary voting results will be announced at the Annual Meeting. We will report the final voting results in our quarterly report on Form 10-Q for the second quarter of 2008, which we expect to file with the Securities and Exchange Commission, or the SEC, on or before August 11, 2008.

For the 2009 annual meeting of stockholders, may I propose actions for consideration or nominate individuals to serve as directors?

You may submit proposals for consideration at future stockholder meetings, including director nominations. Please see “Corporate Governance — Director Nomination Process” and “Additional Information — Stockholder Proposals for 2009 Annual Meeting of Stockholders” for more details.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this proxy statement or the Annual Meeting, please contact our Secretary at the following address and telephone number:

Corporate Secretary
Odyssey HealthCare, Inc.
717 North Harwood Street, Suite 1500
Dallas, Texas 75201
Telephone No.: (214) 922-9711

Where may I obtain additional information about Odyssey HealthCare, Inc.?

We refer you to our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on March 14, 2008. Our Annual Report on Form 10-K, including financial statements, is also included with your proxy mailing as part of the Annual Report to Stockholders. The Annual Report to Stockholders, including the Annual Report on Form 10 K, is not part of the proxy solicitation material.

If you would like to receive any additional information, please contact our Secretary at the address or telephone number listed above.

What is “householding” and how does it affect me?

The Securities and Exchange Commission has implemented rules regarding the delivery of proxy materials to households. This method of delivery, often referred to as “householding,” permits us to send a single annual report and/or a single proxy statement to any household at which two or more different stockholders reside where we believe the stockholders are members of the same family or otherwise share the same address or where one stockholder has multiple accounts. In each case, the stockholder(s) must consent to the householding process. Under the householding procedure, each stockholder continues to receive a separate notice of any meeting of stockholders and proxy card. Householding reduces the volume of duplicate information our stockholders receive and reduces our expenses. We may institute householding in the future and will notify our registered stockholders who will be affected by householding at that time.

Many banks, brokers and other holders of record have instituted householding. If you or your family has one or more “street name” accounts under which you beneficially own our common stock, you may have received householding information from your bank, broker or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this proxy statement or our annual report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding.

PROPOSAL ONE — ELECTION OF CLASS I DIRECTORS

The Board of Directors, acting on the recommendation of the Nominating and Governance Committee, has nominated Messrs. Paul J. Feldstein, Robert A. Lefton and Shawn S. Schabel for election as Class I directors at the Annual Meeting. If elected, each nominee will serve a three-year term expiring at the 2011 Annual Meeting of Stockholders once his successor has been elected and duly qualified or until his earlier death, resignation or removal from office. Each nominee currently serves as a Class I director. For information about each nominee, see “Directors.”

If a nominee becomes unable or unwilling to serve, your proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors, or the number of our directors will be reduced. However, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

The Board of Directors recommends that stockholders vote “FOR” the election of each of the nominated directors.

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

Our Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2008. We expect that representatives of Ernst & Young will be present at the Annual Meeting, with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

Although stockholder approval of the selection of Ernst & Young is not required, our Board of Directors believes that it is advisable to give stockholders the opportunity to ratify this selection. If the selection of

Ernst & Young as our independent auditors is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of us and our stockholders.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP.

DIRECTORS

General

Our Certificate of Incorporation divides the Board of Directors into three classes. Directors in each class serve for a three-year term and one class of directors is elected at each annual meeting. Currently, Messrs. Feldstein, Lefton and Schabel serve as Class I directors (whose terms expire at the Annual Meeting), Messrs. Carlyle, Cross and Steffy serve as Class II directors (whose terms expire in 2009), and Messrs. Buncher, Burnham and Ortenzio serve as Class III directors (whose terms expire in 2010).

The principal occupations and other information about the Board nominees for director and our incumbent Board members are set forth below.

Our Board has determined that each of Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel, and Steffy meet the current independence requirements of The NASDAQ Stock Market. Please see “Corporate Governance — Our Board” for a full discussion of director independence.

Director Nominees

Class I Directors — Terms Expiring at the 2011 Annual Meeting (if elected)

Name of Nominee	Age	Position

Paul J. Feldstein	74	Class I Director
Robert A. Lefton	51	President, Chief Executive Officer and Class I Director
Shawn S. Schabel	43	Class I Director

Paul J. Feldstein has served as one of our directors since May 2002. Professor Feldstein is a Professor and Robert Gumbiner Chair in Healthcare Management at the Paul Merage School of Business at the University of California, Irvine. Professor Feldstein has taught at the University of California, Irvine since July 1987, and at the University of Michigan from 1964 to 1987. During several leaves from the University, Professor Feldstein has worked at the Office of Management and Budget, Social Security Administration and the World Health Organization. Professor Feldstein is a member of the Compensation Committee, the Compliance Committee and the Nominating & Governance Committee of our Board of Directors.

Robert A. Lefton has served as our President, Chief Executive Officer and a director since October 2005. Prior to joining us, Mr. Lefton served as Vice President of Select Medical Corporation, a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States, from January 2005 until October 2005. Mr. Lefton co-founded and served as President and Chief Executive Officer of SemperCare, Inc., an operator of long-term acute care hospitals, from March 1999 until its purchase by Select Medical Corporation in January 2005. Prior to the formation of SemperCare, from November 1991 to March 1999, Mr. Lefton held several executive positions, including President and Chief Operating Officer, with Horizon Health Corporation, a contract manager of behavioral health services for acute care hospitals and employers and an owner of behavioral healthcare facilities.

Shawn S. Schabel has served as one our directors since July 2003. Mr. Schabel is President and Chief Operating Officer of Lincare Holdings Inc., a national provider of oxygen and other respiratory therapy services. Mr. Schabel has served in numerous management positions with Lincare since joining the company in 1989. He was named Senior Vice President in 1998 and in 2001 was also named Chief Operating Officer. In April 2003, he was promoted to President of Lincare. Mr. Schabel is a member of the Acquisitions Committee, the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

Incumbent Directors

Class II Directors — Terms Expiring at the 2009 Annual Meeting

Name of Director	Age	Position

John K. Carlyle	53	Class II Director
David W. Cross	61	Class II Director
David L. Steffy	64	Class II Director

John K. Carlyle has served as one of our directors since November 2001. Mr. Carlyle is the founder and Chief Executive Officer of Accuro Healthcare Solutions, Inc., a technology and business services company providing solutions to the healthcare provider marketplace. Mr. Carlyle has served as the Chief Executive Officer of Accuro Healthcare Solutions, Inc. and as a member of its board of directors since August 2004 and as Chairman of the board of directors since January 2008. Mr. Carlyle was the founder of Magella Healthcare Corporation, a provider of neonatal and perinatal physician services, and served as its President and Chief Executive Officer from 1997 to 2001. Mr. Carlyle was a co-founder of Concentra Inc. (formerly OccuSystems, Inc.), a healthcare services and cost containment company in the occupational, auto and group healthcare markets, and from 1990 to 1997 he held various management positions with Concentra, Inc., including President, Chief Executive Officer and Chairman of the board of directors. From 1986 through 1990, Mr. Carlyle held various management positions with Medical Care International, Inc., an operator of outpatient surgery centers, most recently as Chief Financial Officer. He currently serves on the board of directors of Concentra Inc. Mr. Carlyle is a member of the Acquisitions Committee, the Audit Committee and the Nominating & Governance Committee of our Board of Directors.

David W. Cross invested in Odyssey HealthCare, Inc. in 1995 and has served as one of our directors since February 1996. Mr. Cross is Executive Vice President and Chief Development Officer for Select Medical Corporation, a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States, since January 1999. He was co-founder of Intensiva Healthcare Corporation, a provider of highly specialized, acute long-term care services, and served as its President and Chief Executive Officer from May 1994 until its merger with Select Medical Corporation in December 1998. Mr. Cross was founder, President and Chief Executive Officer and a director of Advanced Rehabilitation Resources, Inc., a provider of outsourcing and management of comprehensive medical rehabilitation, subacute and outpatient therapy programs and contract therapy services, serving in each of these capacities from 1990 to 1993. Mr. Cross is a member of the Acquisitions Committee, the Audit Committee, the Compliance Committee and the Nominating & Governance Committee of our Board of Directors.

David L. Steffy invested in Odyssey HealthCare, Inc. in 1995 and has served as one of our directors since February 1996. He co-founded Intensiva Healthcare Corporation, a provider of highly specialized, acute long-term care services, and served as a director for Intensiva from May 1994 to December 1998. He co-founded Community Health Systems, Inc., a provider of general hospital healthcare services, in May 1985 and served as Vice Chairman until May 1996. Mr. Steffy is an active investor in health care companies and currently serves on the board of governors of the National Hospice Foundation. Mr. Steffy is a member of the Audit Committee and the Nominating & Governance Committee of our Board of Directors.

Class III Directors — Terms Expiring at the 2010 Annual Meeting

Name of Director	Age	Position

Richard R. Burnham	66	Chairman of the Board, Class III Director
James E. Buncher	71	Class III Director
Robert A. Ortenzio	50	Class III Director

Richard R. Burnham co-founded Odyssey HealthCare, Inc. in 1995 and has served as Chairman of the Board and as one of our directors since that time. Mr. Burnham served as our President from August 1995 to December 2001 and from October 2004 to October 2005, and as our Chief Executive Officer from August 1995 to January 2004 and from October 2004 to October 2005. Prior to founding Odyssey HealthCare, Inc., Mr. Burnham served in executive positions with other healthcare companies, including Vitas Healthcare, Inc., Olsten Kimberly Quality Care, Inc., Caremark Inc., and Baxter Healthcare Corporation. Mr. Burnham is a member of the Acquisitions Committee and the Compliance Committee of our Board of Directors.

James E. Buncher has served as one of our directors since December 2006. Mr. Buncher served as the Chief Executive Officer and a member of the board of directors of Safeguard Health Enterprises, Inc., a dental and vision benefits company, from March 2000 through February 2008 when he retired. Mr. Buncher also served as the Chairman of the Board of Safeguard Health Enterprises, Inc. from May 2004 until his retirement and before that was Safeguard’s President from March 2000 to April 2004. Mr. Buncher was the President and Chief Executive Officer of Community Dental Services, Inc., a corporation operating dental practices in California, from October 1997 until July 1998, and was the President of the Health Plans Group of Value Health, Inc., a national specialty managed care company, from September 1995 to September 1997. Mr. Buncher is a member of the Audit Committee and the Nominating & Governance Committee of our Board of Directors.

Robert A. Ortenzio has served as one of our directors since July 2006. Mr. Ortenzio is a co-founder and the Chief Executive Officer of Select Medical Corporation, a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. Mr. Ortenzio has served as the Chief Executive Officer of Select Medical Corporation and as a member of its board of directors since September 2001. From February 1997 until September 2001, Mr. Ortenzio served as the President and Chief Operating Officer of Select Medical Corporation. Before co-founding Select Medical Corporation, Mr. Ortenzio held executive officer positions with various providers of specialty health care services. Mr. Ortenzio currently serves as a member of the board of directors of Select Medical Corporation and U.S. Oncology, an operator of cancer treatment and research networks. Mr. Ortenzio is a member of the Compensation Committee and the Nominating & Governance Committee of our Board of Directors.

CORPORATE GOVERNANCE

Governance Practices

General

Our Board believes that adherence to sound corporate governance policies and practices is important in ensuring that we are governed and managed with the highest standards of responsibility, ethics and integrity and in the best interests of our stockholders. As a result, our Board has adopted key governance documents, including our Corporate Governance Guidelines, Corporate Code of Business Conduct and Ethics, Healthcare Compliance Program Standards of Conduct, Financial Code of Ethics and committee charters, which are intended to reflect a set of core values that provide the foundation for our governance and management systems and our interactions with others.

Copies of these documents are available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions and are also available in print, free of charge, to any stockholder who requests them.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which can be viewed on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Corporate Governance Guidelines” under the heading “Governance Documents.”

Among other things, the Corporate Governance Guidelines address the following matters:

•	director qualification standards,

•	director responsibilities,

•	board committees,

•	director access to management and independent advisors,

•	director compensation,

•	director orientation and continuing education,

•	CEO evaluation and management succession, and

•	annual performance evaluations of our Board.

Corporate Code of Business Conduct and Ethics

Our Corporate Code of Business Conduct and Ethics, which is applicable to our directors, officers, employees and agents, can be viewed on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Corporate Code of Business Conduct and Ethics” under the heading “Compliance Documents.”

Any change to, or waiver from, our Corporate Code of Business Conduct and Ethics may be made only by our Board of Directors or, where permissible, a committee of the Board and will be disclosed as required by applicable securities laws and listing standards.

Our Board

Board Size; Director Independence

Our Board is currently composed of nine directors, of which three are currently seeking re-election at the Annual Meeting.

We believe that independent directors play a critical role in corporate governance and we are committed to ensuring that a majority of our directors are independent. Presently, seven of our nine directors are independent under the standards specified by The NASDAQ Stock Market, or NASDAQ. In particular, our Board of Directors has determined that each of Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel and Steffy meet the current independence requirements of NASDAQ and applicable rules and regulations of the SEC. In addition, our Board of Directors has determined that the members of our Audit Committee, Compensation Committee and Nominating & Governance Committee meet the current independence requirements of NASDAQ and applicable rules and regulations of the SEC. Messrs. Burnham and Lefton are the only directors who are also currently employees of Odyssey HealthCare.

All of our directors during fiscal 2007, other than Messrs. Burnham and Lefton, were non-employee directors. The NASDAQ “independence” criteria applicable to directors includes a requirement that a director not have been employed by the company or by any parent or subsidiary of the company during the past three years.

In confirming each director’s status as an independent director, our Board considered the following transactions and relationships:

•	We currently lease space in a facility owned by Select Medical Corporation for an inpatient hospice unit that we operate. During 2007 we paid Select Medical Corporation $342,088 for rent and purchased services in connection with this lease arrangement which expires on July 17, 2011, subject to our right to extend the term for an additional five years. Two members of our Board of Directors, Messrs. Cross and Ortenzio, are executive officers and stockholders of Select Medical Corporation. Neither Mr. Cross nor Mr. Ortenzio was involved in the negotiation of the lease agreement and neither of them derives any direct financial benefit from the lease arrangement. Our Board of Directors considered this arrangement when it evaluated the independence of Messrs. Cross and Ortenzio and determined that the arrangement did not affect their independence due to the transaction’s relative size in relation to each organization’s total net revenues, their lack of any direct financial benefit from or involvement in the arrangement and the arms-length terms of the arrangement.

•	From time to time we purchase oxygen supplies and services from Lincare Holdings, Inc. During 2007 we paid Lincare Holdings, Inc. $61,488 for oxygen supplies and services. Mr. Schabel, a member of our Board of Directors, is an executive officer and stockholder of Lincare Holdings, Inc. Mr. Schabel is not involved in the negotiation of our purchases of oxygen supplies and services from Lincare Holdings, Inc. and does not derive any direct financial benefit from such purchases. Our Board of Directors considered this arrangement when it evaluated the independence of Mr. Schabel and determined that the purchases did not affect his independence due to the relative size of the amount of the purchases in relation to each organization’s total net revenues, Mr. Schabel’s lack of any direct financial benefit from or involvement in the transactions, and the arms-length terms of the transactions.

Meetings; Annual Meeting Attendance

Our Board held six meetings during the fiscal year ended December 31, 2007. In 2007, except as disclosed below, each director attended at least 75% of the total number of meetings held during the period in which he was a director and, except as disclosed below, at least 75% of the total number of meetings of all committees of the Board held during the period in which such director served as a member of the committee. During 2007 Mr. Ortenzio attended three out of the four regular meetings of our Board of Directors, but was unable to attend one of the two special meetings of our Board of Directors. Mr. Carlyle was unable to attend two of the four meetings of the Nominating & Governance Committee during 2007.

We have a policy that encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. To encourage and facilitate director attendance at the annual meeting, our Board of Directors attempts to schedule a Board meeting on the same date as the annual meeting. In 2007, all of our directors, except Messrs. Feldstein and Ortenzio, attended the annual meeting of stockholders.

Standing Committees of our Board

Committee Composition

The following table lists our five Board committees and the directors who currently serve on them.

Nominating &
	Acquisition	Audit	Compensation	Compliance	Governance
Director Name	Committee	Committee	Committee	Committee	Committee

Richard R. Burnham	*			*
James E. Buncher		**			*
John K. Carlyle	*	*			*
David W. Cross	*	*		*	*
Paul J. Feldstein			*	**	*
Robert A. Lefton
Robert A. Ortenzio			**		*
Shawn S. Schabel	**		*		*
David L. Steffy		*			**

*	Member
**	Chairman

Acquisition Committee

The Acquisition Committee was established in 2004 and is comprised of Messrs. Burnham, Carlyle, Cross and Schabel. Mr. Schabel is Chairman of the Acquisition Committee. The function of the Acquisition Committee is to evaluate and approve potential acquisitions of hospice programs. The role and other responsibilities of the Acquisition Committee are set forth in the Acquisition Committee Charter, which is available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Acquisition Committee Charter” under the heading “Committee Charters.” The Acquisition Committee held one meeting during the year ended December 31, 2007.

Audit Committee

The Audit Committee is appointed by the Board of Directors to assist the Board with carrying out its duties. The primary functions of the Audit Committee are:

•	to oversee the quality and integrity of the financial statements and other financial information we provide to any governmental body or the public;

•	to oversee our compliance with legal and regulatory requirements;

•	to oversee the independent auditors’ qualifications and independence;

•	to oversee the performance of our internal audit function and independent auditors;

•	to oversee our accounting and financial reporting processes and the audits of our financial statements;

•	to oversee our systems of internal controls regarding finance, accounting, legal compliance and ethics that our management and our Board have established;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and other auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	to provide an open avenue of communication among our independent auditors, financial and senior management, internal auditing department or outside auditors performing the internal audit function and our Board, always emphasizing that the independent auditors are accountable to the Audit Committee; and

•	to perform such other duties as are directed by our Board.

The Audit Committee’s role and other responsibilities are set forth in the Audit Committee Charter that was amended and restated on March 25, 2004. The Audit Committee reviews the adequacy of the Audit Committee Charter annually and recommends any proposed changes to our Board for approval. The full text of the current Audit Committee Charter is available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Audit Committee” under the heading “Committee Charters.”

The members of the Audit Committee are Messrs. Buncher, Carlyle, Cross and Steffy. Mr. Buncher is Chairman of the Audit Committee. The Board of Directors has determined that each of Messrs. Buncher, Carlyle, Cross and Steffy meet the current independence requirements of NASDAQ and applicable rules and regulations of the SEC. In addition, our Board has determined that each member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Board of Directors has determined that Mr. Buncher satisfies the requirements for an “audit committee financial expert” and has designated Mr. Buncher as our audit committee financial expert. Mr. Buncher served as the Chief Executive Officer and a member of the board of directors of Safeguard

Health Enterprises, Inc. from March 2000 through February 2008 when he retired and has served as President or Chief Executive Officer of several other healthcare companies over the past thirteen years. The Audit Committee held nine meetings during the year ended December 31, 2007.

Compensation Committee

The Compensation Committee is comprised of Messrs. Feldstein, Ortenzio and Schabel. Mr. Ortenzio is Chairman of the Compensation Committee Our Board has determined that Messrs. Feldstein, Ortenzio and Schabel meet the current independence requirements of NASDAQ and applicable rules and regulations of the SEC. The primary functions of the Compensation Committee are:

•	to review, evaluate and approve our agreements, plans, policies and programs to compensate our officers and directors;

•	to produce a report on executive compensation each year and to publish the report in our proxy statement for our annual meeting of stockholders and, if necessary or desired, in our Annual Report on Form 10-K;

•	to otherwise discharge our Board’s responsibilities relating to compensation of our directors and officers; and

•	to perform such other functions as our Board may assign to the Compensation Committee from time to time.

The Compensation Committee held five meetings during the year ended December 31, 2007. The role and other responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. The Compensation Committee reviews the adequacy of the Compensation Committee Charter annually and recommends any proposed changes to our Board for approval. The full text of the current Compensation Committee Charter is available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Compensation Committee” under the heading “Committee Charters.”

Compliance Committee

The Compliance Committee is charged with representing our Board in the oversight and review of our internal regulatory compliance program. The Compliance Committee is comprised of Messrs. Burnham, Cross and Feldstein. Mr. Feldstein is Chairman of the Compliance Committee. The Compliance Committee held four meetings during the year ended December 31, 2007. The role and other responsibilities of the Compliance Committee are set forth in the Compliance Committee Charter, which is available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Compliance Committee” under the heading “Committee Charters.”

Nominating & Governance Committee

The Nominating & Governance Committee (the “Nominating Committee”) is comprised of Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel and Steffy. Mr. Steffy is the Chairman of the Nominating Committee. The Board of Directors has determined that each of Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel and Steffy meet the current independence requirements of NASDAQ and applicable rules and regulations of the SEC. The primary functions of the Nominating Committee are:

•	to assist our Board by identifying individuals qualified to become members of our Board and to select, or recommend that our Board select, the director nominees for election at the annual meetings of stockholders or for appointment to fill vacancies;

•	to recommend to our Board director nominees for each committee of our Board;

•	to advise our Board about the appropriate composition of our Board and its committees;

•	to advise our Board about and recommend to our Board appropriate corporate governance practices and to assist our Board in implementing those practices;

•	to assist our Board in its annual review of the performance of our Board and its committees;

•	to assist our Board by developing a CEO succession plan; and

•	to perform such other functions as our Board may assign to the Nominating Committee from time to time.

The Nominating Committee held four meetings during the year ended December 31, 2007. The role and other responsibilities of the Nominating Committee are set forth in the Nominating & Governance Committee Charter, a current copy of which is available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Nominating & Governance Committee” under the heading “Committee Charters.”

Director Nomination Process

Director Qualifications

The Nominating & Governance Committee considers many factors when evaluating candidates for the Board of Directors. The Nominating Committee strives for our Board to be comprised of directors with diverse experiences and who represent the balanced interests of our stockholders as a whole. When identifying prospective director nominees, the Nominating Committee considers, among other things, the following:

•	the person’s integrity;

•	the person’s level of education and/or business experience;

•	the person’s understanding of our business and the healthcare industry;

•	the person’s strategic thinking ability and willingness to share ideas; and

•	the diversity of experience, expertise and background among the members of the Board of Directors.

In the case of directors being considered for re-election, the Nominating Committee also takes into account the director’s history of attendance at Board and committee meetings, the director’s tenure as a member of our Board and the director’s preparation for and participation at Board and committee meetings.

Director Nominations

The Nominating Committee generally identifies nominees based upon the recommendations of our independent directors, members of management and/or our stockholders. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. Also, the Nominating Committee has not established any specific minimum qualifications that must be met by a nominee for election to the Board of Directors.

If at any time the Nominating Committee or the Board of Directors determines that there may be a need to add or replace a director, the Nominating Committee meets to discuss the attributes of the desired candidate, such as relevant industry experience and technical background or expertise. Once these attributes are determined, the Nominating Committee determines the appropriate method to conduct a search. Qualified candidates are asked to conduct one or more personal interviews with appropriate members of the Nominating Committee. Approved candidates are extended invitations to join the Board. If a candidate accepts, he or she is formally nominated to our Board. Our Board then considers the nominee for appointment to the Board.

Submission of Stockholder Recommendations of Director Candidates to our Board

Although we have not adopted a formal process concerning stockholder recommendations of director candidates, the Nominating Committee will consider director candidate recommendations from stockholders. The Nominating Committee intends to review periodically whether a formal process should be adopted.

For each individual that a stockholder wishes to recommend as a director, the stockholder must provide the name of the individual and relevant personal information to the Nominating Committee, care of our Secretary, at Odyssey HealthCare, Inc., 717 N. Harwood Street, Suite 1500, Dallas, Texas 75201. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Candidate Recommendation.” The stockholder should deliver the director recommendation at least six months before the next annual meeting of stockholders to ensure the Nominating Committee has adequate time to consider the candidate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at an annual meeting of stockholders. Please see “Additional Information — Stockholder Proposals for 2009 Annual Meeting” for more information on these nomination procedures.

Communications with our Board

The Nominating Committee adopted a formal process for stockholders to communicate with the Board of Directors. Stockholders may communicate with the Board of Directors by sending written communications to the Board of Directors, care of our corporate Secretary, to:

Corporate Secretary
Odyssey HealthCare, Inc.
717 N. Harwood Street, Suite 1500
Dallas, Texas 75201

The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or only certain specified individual directors. The Secretary will make copies of all such letters received and circulate them to the appropriate director or directors.

The Nominating Committee may revise these procedures at any time. Until other procedures are developed and posted on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Director Candidate Recommendation Procedures and Stockholder Communications” under the heading “Governance Documents,” all communications to the Board of Directors should be mailed to the Board of Directors in accordance with the procedures described above.

Code of Ethics

Our Financial Code of Ethics is applicable to our Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Our Corporate Code of Business Conduct and Ethics is applicable to all our employees and members of our Board. The Financial Code of Ethics and the Corporate Code of Business Conduct and Ethics are available on our website at http://www.odsyhealth.com under the “Investor Relations — Corporate Governance” captions by clicking on the link titled “Financial Code of Ethics” under the heading “Governance Documents” and by clicking on the link titled “Corporate Code of Business Conduct and Ethics,” respectively. We will post on our website any amendment to, or waiver from, a provision of the Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions and that relates to any of the following elements of the Financial Code of Ethics: honest and ethical conduct; disclosure in reports or documents filed with the SEC and other public communications; compliance with applicable laws, rules and regulations; prompt internal reporting of code violations; and accountability for adherence to the code.

DIRECTOR COMPENSATION

The Board, upon recommendation of the Compensation Committee, approves annual compensation for directors. Directors who are also our officers or employees do not receive compensation for their services as directors. We use a combination of cash-and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board.

Cash Compensation

For 2007, directors received the following cash compensation:

•	Each non-employee director received an annual retainer of $50,000, paid in a lump sum following the 2007 annual stockholders’ meeting.

•	The chairman of each committee of the Board, in addition to the compensation described above, received the compensation listed below, paid in a lump sum following the 2007 annual stockholders’ meeting:

Audit Committee Chairman — $8,000 per year.

Compensation Committee Chairman — $5,000 per year.

Chairmen of all other committees — $3,000 per year.

No meeting fees were paid to directors.

Equity Compensation

In addition, each non-employee director received 3,500 shares of restricted stock on May 4, 2007. The restrictions on the restricted stock will lapse on May 4, 2008.

Director Compensation Table

The table below summarizes the compensation paid to or earned by directors for the fiscal year ended December 31, 2007.

	Fees Earned or Paid	Stock Awards	Option Awards	Total
Name	in Cash ($)(2)	($)(3)(4)	($)(5)(6)	($)

James E. Buncher	$58,000	$29,217	$60,201	$147,418
John K. Carlyle	$50,000	$29,217	$11,674	$90,891
David W. Cross	$50,000	$29,217	$11,674	$90,891
Paul J. Feldstein	$53,000	$29,217	$11,674	$93,891
Robert A. Ortenzio	$55,000	$29,217	$67,500	$151,717
Shawn S. Schabel	$53,000	$29,217	$11,674	$93,891
David L. Steffy	$53,000	$29,217	$11,674	$93,891
Richard R. Burnham(1)	$65,000	$180,467	$0	$245,467

(1)	Richard R. Burnham is our employee and Chairman of the Board. Mr. Burnham did not receive any compensation for his services as a director in 2007. Mr. Burnham did, however, receive compensation for services as an employee, but since Mr. Burnham is not an executive officer, his compensation is not included in the Summary Compensation Table. His compensation for services as an employee in 2007, computed utilizing the principles applicable to the Named Executive Officers set forth in the Summary Compensation Table, is reflected in the Director Compensation Table. The value shown for stock awards relates to restricted stock awards granted in 2004 and 2007 and represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“FAS 123R”). The grant date fair value of the stock awarded in 2007 is $44,450 and was computed based upon the closing price of our common stock in the amount of $12.70 as of May 4, 2007 for the 2007 grant. Assumptions used in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

(2)	Represents fees earned or paid in cash for services as a director during 2007, including the cash portion of the annual retainer fee and committee chairmanship fees.

(3)	Represents the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123R and includes amounts from awards granted in 2006 and 2007. The grant date fair value of the restricted stock awarded on May 4, 2007 computed in accordance with FAS 123R and based upon the closing price of the Company’s common stock of $12.70 was $44,450 for Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel and Steffy. Assumptions used in the calculation of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

(4)	Aggregate stock awards outstanding for each non-employee director as of December 31, 2007 are 3,500 shares of restricted stock for each of Messrs. Buncher, Carlyle, Cross, Feldstein, Ortenzio, Schabel and Steffy.

(5)	Represents the dollar amount recognized for financial reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R and includes amounts from options granted in 2006. Assumptions used in the calculations of these amounts are included in Note 5 to our audited financial statements for the fiscal year ended December 31, 2007 included in our Annual Report on Form 10-K filed with the SEC on March 14, 2008.

(6)	Aggregate option awards outstanding for each non-employee director as of December 31, 2007 are as follows: 34,885 options for Mr. Carlyle, 43,322 options for Mr. Steffy, 43,323 options for Mr. Cross, 66,448 options for Mr. Feldstein, 65,148 options for Mr. Schabel, 20,000 options for Mr. Ortenzio (10,000 of which are unvested and will vest on July 27, 2008) and 20,000 options for Mr. Buncher (10,000 of which are unvested and will vest on December 22, 2008).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2007, the following persons served as members of the Compensation Committee: Messrs. Feldstein, Ortenzio and Schabel. None of the members of our Compensation Committee during 2007 was an officer or employee or former officer or employee of Odyssey HealthCare, Inc. or any of its subsidiaries. Except for Mr. Lefton, none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other company during the year ended December 31, 2007. Mr. Lefton was a member of the Compensation Committee of the Board of Directors of Horizon Health Corporation until May 31, 2007.

Messrs. Cross and Ortenzio are executive officers and stockholders of Select Medical Corporation. We currently lease space in a facility owned by Select Medical Corporation for an inpatient hospice unit that we operate. During 2007 we paid Select Medical Corporation $342,088 for rent and purchased services in connection with this lease arrangement. Neither Mr. Cross nor Mr. Ortenzio was involved in the negotiation of the lease agreement and neither of them derives any direct financial benefit from the lease arrangement.

TRANSACTIONS WITH RELATED PERSONS

Transactions and Agreements

Lease with Select Medical Corporation

We currently lease space in a facility owned by Select Medical Corporation for an inpatient hospice unit that we operate. During 2007 we paid Select Medical Corporation $342,088 for rent and purchased services in connection with this lease arrangement which expires on July 17, 2011, subject to our right to extend the term for an additional five years. Two members of our Board of Directors, Messrs. Cross and Ortenzio, are executive officers and stockholders of Select Medical Corporation. Neither Mr. Cross nor Mr. Ortenzio was involved in the negotiation of the lease agreement and neither of them derives any direct financial benefit from the lease arrangement. Our Board of Directors considered this arrangement when it evaluated the independence of Messrs. Cross and Ortenzio and determined that the arrangement did not affect their independence due to the transaction’s relative size in relation to each organization’s total net revenues, their lack of any direct financial benefit from or involvement in the arrangement and the arms-length terms of the arrangement.

Purchases from Lincare Holdings, Inc.

From time to time we purchase oxygen supplies and services from Lincare Holdings, Inc. During 2007 we paid Lincare Holdings, Inc. $61,488 for oxygen supplies and services. Mr. Schabel, a member of our Board of Directors, is an executive officer and stockholder of Lincare Holdings, Inc. Mr. Schabel is not involved in the negotiation of our purchases of oxygen supplies and services from Lincare Holdings, Inc. and does not derive any direct financial benefit from such purchases. Our Board of Directors considered this arrangement when it evaluated the independence of Mr. Schabel and determined that the purchases did not affect his independence due to the relative size of the amount of the purchases in relation to each organization’s total net revenues, Mr. Schabel’s lack of any direct financial benefit from or involvement in the transactions, and the arms-length terms of the transactions.

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. Under these agreements, we are obligated to indemnify our directors and officers to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director or officer. We believe that these agreements are helpful in attracting and retaining qualified directors and officers.

Policies and Procedures

Under the rules of the Securities and Exchange Commission, public issuers such as us must disclose certain transactions with related persons. These are transactions in which we are a participant where the amount involved exceeds $120,000, and a member of our Board of Directors, an executive officer or a holder of more than 5% of our common stock has a direct or indirect material interest.

We have adopted a written policy requiring that each member of our Board of Directors or executive officer involved in such transaction notify the Audit Committee of our Board of Directors of each such transaction and seek approval of the Audit Committee.

In determining whether to approve such a transaction, the Audit Committee considers the following factors, among others, to the extent relevant to the transaction being considered:

•	whether the terms of the transaction would be fair to us and would be on the same basis as would apply if the transaction did not involve a related person;

•	whether the transaction would impair the independence of an outside director; and

•	whether the transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the direct or indirect nature of the director’s, executive officer’s or other related person’s interest in the transaction, and any other factors the Audit Committee deems relevant.

A transaction with a related person entered into without the Audit Committee’s pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the attention of the Audit Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

There were no transactions with related parties entered into in 2007 which required the approval of the Audit Committee.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership on Form 3 and changes in ownership on Forms 4 and 5 with the Securities and Exchange Commission. Such directors, executive officers and 10% stockholders are also required to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on our review of copies of such reports furnished to us and written representations that no other reports were required, all of our directors, executive officers and 10% stockholders complied with the reporting requirements of Section 16(a) for all transactions which occurred in 2007, except as described below:

•	On August 9, 2007, Kathleen A. Ventre exercised 7,038 stock options and sold 7,038 shares of common stock. As a result of some administrative difficulties with our stock option administrator’s notification system, the Form 4 reporting this transaction was not filed until August 16, 2007.

Security Ownership of Principal Stockholders and Management

The following table sets forth as of March 13, 2008 certain information regarding the amount of our common stock beneficially owned (as defined by the Securities and Exchange Commission’s rules and regulations) by:

•	each person known to us to beneficially own more than 5% of our common stock;

•	each of our directors;

•	each of our Named Executive Officers listed in the Summary Compensation Table on page 33; and

•	all current executive officers and directors as a group.

Unless otherwise indicated, all stockholders set forth below have our same principal business address.

We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, to our knowledge, the persons included in this table have sole voting and investment power with respect to all the shares of our common stock beneficially owned by them, subject to applicable community property laws. The number of shares beneficially owned by a person includes shares of common stock that are subject to stock options or warrants that are either currently exercisable or exercisable within 60 days after the record date. These shares are also deemed outstanding for the purpose of computing the percentage of outstanding shares owned by the person. These shares are not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person. On the record date, there were 32,751,611 shares of common stock outstanding.

	Shares Beneficially	Percent of
Name of Beneficial Owner	Owned	Class

Shapiro Capital Management LLC(1)	4,815,625	14.7%
Wellington Management Company, LLP(2)	4,154,800	12.7%
Millenco LLC(3)	2,061,522	6.3%
American Centuries Companies, Inc.(4)	2,035,117	6.2%
Sterling Capital Management, LLC(5)	2,016,330	6.2%
Barclays Global Investors, NA(6)	1,865,430	5.7%
R. Dirk Allison(7)	9,193	*
Brenda A. Belger(8)	151,875	*
W. Bradley Bickham(9)	15,435	*
James E. Buncher(10)	13,500	*
Richard R. Burnham(11)	900,607	2.7%
John K. Carlyle(12)	48,385	*
David W. Cross(13)	47,948	*
Paul J. Feldstein(14)	79,948	*
Robert A. Lefton(15)	5,405	*
Robert A. Ortenzio(16)	13,500	*
Shawn S. Schabel(17)	68,648	*
David L. Steffy(18)	776,031	2.4%
Current Directors and Executive Officers as a Group (15 persons)	2,307,718	6.8%

*	Represents beneficial ownership of less than 1%

(1)	Based on information contained in Schedule 13G filed with the SEC on February 8, 2008, filed by Samuel R. Shapiro and Shapiro Capital Management LLC whose address is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305. Shapiro Capital Management LLC has shared voting power with respect to 552,125 shares, sole voting power with respect to 4,263,500 shares and sole investment power over all 4,815,625 shares. Samuel R. Shapiro is the chairman, a director and majority shareholder of Shapiro Capital Management LLC.

(2)	Based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 14, 2008, filed by Wellington Management Company, LLP whose address is 75 State Street, Boston, Massachusetts 02019. Wellington Management Company, LLP has shared voting power with respect to 2,270,300 shares and does not have sole voting power over any shares. Wellington has shared investment power over all 4,154,800 shares.

(3)	Based on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on January 18, 2008, filed by Millenco LLC, Millennium Management LLC, and Israel A. Englander whose address is 666 Fifth Avenue, 8th Floor, New York, New York 10103. Each of Millennium Management, LLC, Millenco LLC and Mr. Englander has shared voting power and shared investment power with respect to all 2,061,522 shares. Millennium Management LLC is the manager of Millenco LLC. Mr. Englander is the managing member of Millennium Management LLC.

(4)	Based on information contained in Schedule 13G filed with the SEC on February 13, 2008, filed by American Century Companies, Inc., American Century Investment Management, Inc. and American Century Capital Portfolios, Inc. whose address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111. American Century Companies, Inc. and American Century Investment Management, Inc. have sole voting power over 1,932,301 shares and sole investment power over all 2,035,117 shares. American Century Capital Portfolios, Inc. has sole voting power and investment power over 1,773,916 shares.

(5)	Based on the information contained in Schedule 13G filed with the SEC on January 29, 2008, filed by Sterling Capital Management LLC whose address is Two Morrocroft Centre, 4064 Colony Road,

Suite 300, Charlotte, North Carolina 28211. Sterling Capital Management LLC has sole voting and investment power with respect to all 2,016,330 shares.

(6)	Based on information contained in Schedule 13G filed with the SEC on February 6, 2008, filed by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. The address of Barclays Global Investors, NA is 45 Fremont Street, San Francisco, California 94105. Barclays Global Investors, NA has sole voting power over 613,156 shares and sole investment power over 757,372 shares. The address of Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. Barclays Global Fund Advisors has sole voting power over 802,051 shares and sole investment power over 1,074,599 shares. The address of Barclays Global Investors, Ltd. is Murray House, 1 Royal Mint Court, London, EC3N 4HH. Barclays Global Investors, Ltd. has sole investment power over 33,459 shares. The address of Barclay’s Global Investors Japan Trust and Banking Company Limited and Barclay’s Global Investors Japan Limited is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-0012 Japan. The address of Barclay’s Global Investors Canada Limited is Brookfield Place, 161 Bay Street, Suite 2500, P.O. Box 614, Toronto, Canada, Ontario M5J 2S1. The address of Barclay’s Global Investors Australia Limited is Level 43, Grosevenor Place, 225 George Street, P.O. Box N43, Sydney, Australia NSW 1220. The address of Barclay’s Global Investors (Deutschland) AG is Apianstrasse 6, D-85774, Unterfohring, Germany.

(7)	Consists of 9,193 shares held of record.

(8)	Consists of (i) 5,000 shares held of record all of which are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 146,875 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(9)	Consists of 15,435 shares held of record of which 6,250 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse.

(10)	Consists of (i) 3,500 shares held of record all of which are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 10,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(11)	Consists of (i) 485,968 shares held of record jointly with his wife of which 16,000 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 414,639 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(12)	Consists of (i) 13,500 shares held of record of which 3,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 34,885 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(13)	Consists of (i) 4,625 shares held of record of which 3,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 43,323 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(14)	Consists of (i) 13,500 shares held of record of which 3,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 66,448 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(15)	Consists of 5,405 shares held of record.

(16)	Consists of (i) 3,500 shares held of record all of which are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 10,000 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(17)	Consists of (i) 3,500 shares held of record all of which are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 65,148 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

(18)	Consists of (i) 732,709 shares held of record of which 3,500 are unvested shares of restricted stock which cannot be disposed of until the restrictions on the shares lapse and (ii) 43,322 shares issuable upon exercise of stock options that have already vested or will vest within 60 days following the record date.

EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our current executive officers.

Name of Officer	Age	Position

Robert A. Lefton	51	President, Chief Executive Officer and Class I Director
R. Dirk Allison	52	Senior Vice President, Chief Financial Officer, Assistant Secretary and Treasurer
Craig P. Goguen	39	Senior Vice President and Chief Operating Officer
Brenda A. Belger	53	Senior Vice President, Human Resources
Kathleen A. Ventre	59	Senior Vice President, Clinical and Regulatory Affairs
W. Bradley Bickham	45	Senior Vice President, Secretary and General Counsel
Frank W. Anastasio	62	Senior Vice President, Sales and Marketing

Robert A. Lefton’s biographical information may be found on page 6 of this proxy statement.

R. Dirk Allison joined us in October 2006 as Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. From July 2006 until October 2006, Mr. Allison served as Executive Vice President and Chief Financial Officer of Omniflight, Inc., an operator of aviation support services to the healthcare industry. Mr. Allison served as Executive Vice President and Chief Financial Officer of Ardent Health Services LLC, an operator of acute care and behavioral care hospitals, from December 2003 until June 2006. From October 1999 until November 2003, Mr. Allison served as Executive Vice President, Chief Financial Officer and Treasurer of Renal Care Group, Inc., an operator of dialysis centers.

Craig P. Goguen joined us in August 2007 as Senior Vice President and Chief Operating Officer. Mr. Goguen served as a Division Vice President of DaVita, Inc., a national provider of renal dialysis services, from 2000 to August of 2007. Prior to serving as a Division Vice President, Mr. Goguen served as a Director of Operation and Business Development for DaVita from 1997 to 2000.

Brenda A. Belger joined us as Vice President — Human Resources in April 1997 and was promoted to Senior Vice President, Human Resources in December 2001. Ms. Belger served as Director of Human Resources for Morven Partners, L.P., a manufacturer of food products, from July 1994 to April 1997.

Kathleen A. Ventre joined us as Regional Clinical Director in May 1998 and was promoted to Vice President, Clinical and Regulatory Affairs in December 1999 and to Senior Vice President, Clinical and Regulatory Affairs in December 2001. From January 1994 to March 1998, Ms. Ventre served as a Patient Care Manager and Director of Patient Care Services with Vitas Healthcare, Inc., a provider of hospice services.

W. Bradley Bickham joined us as Vice President and General Counsel in June 2003 and was appointed Secretary in January 2004. Mr. Bickham was promoted to Senior Vice President on February 28, 2007. Mr. Bickham was an attorney with the law firm of Vinson & Elkins L.L.P. from June 1998 until May 2003. From August 1997 until May 1998, Mr. Bickham was an attorney with the law firm of Hughes & Luce, LLP. Mr. Bickham was an attorney with the law firm of Cook, Yancey, King & Galloway, APLC from August 1994 until July 1997.

Frank W. Anastasio joined us in April of 2006 as the Northeast Regional Vice President and was promoted to Senior Vice President, Sales and Marketing in March 2008. From May 2005 through March 2006, Mr. Anastasio was an independent consultant focused primarily on sales training and census remediation for long term care facilities. Mr. Anastasio served as Executive Vice President and Chief Operating Officer for Health Essentials/Patrion, a geriatric physician practice management company, from August 2002 through May 2005. Prior to serving as Executive Vice President and Chief Operating Officer, Mr. Anastasio served as Senior Vice President of Operations for Health Essentials/Patrion from December 2000 through July 2002. Prior to joining Health Essentials/Patrion, Mr. Anastasio held a variety of positions with Vencor, Inc./Kindred Healthcare from August 1988 until November 1999, serving as the National Director of Operations from (1988-1990), National Director of Patient Referrals (1990-1992), Regional Vice President of Operations (1992-1995), Group Vice President of Ancillary Services (1996-1998), and President of Ancillary Services Division (1998-1999).

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Compensation Committee ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals included in the Summary Compensation Table on page 33, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Compensation Committee regards as fundamental that executive officer compensation be structured to provide competitive base salaries and benefits to attract and retain superior employees and to provide short- and long-term incentive compensation to incentivize executive officers to attain, and to reward executive officers for attaining, established financial goals that are consistent with increasing stockholder value. The Compensation Committee uses a combination of cash bonuses and equity-based awards as key components in the short- and long-term incentive compensation arrangements for executive officers, including the Named Executive Officers. The Compensation Committee also believes that long-term incentive compensation should include a retention element as well as a performance element, with the performance element being the larger component.

The Compensation Committee’s goal is to maintain compensation programs that sustain our ability to attract and retain accomplished, talented individuals within our industry. Each year, the Compensation Committee reviews the executive compensation program with respect to the external competitiveness of the program, the link between executive compensation and the creation of stockholder value, and determines what changes, if any, are appropriate.

In determining the form and amount of compensation payable to the Named Executive Officers, the Compensation Committee is guided by the following objectives and principles:

•	Compensation levels should be sufficiently competitive to attract and retain key executives. We seek to ensure that our executive compensation program attracts, motivates and retains high performance talent and rewards them for us achieving and maintaining a competitive position in our industry. Total compensation (i.e., maximum achievable compensation) should increase with position and responsibility.

•	Compensation should relate directly to performance, and incentive compensation should constitute a substantial portion of total compensation. We aim to foster a pay-for-performance culture, with a significant portion of total compensation being “at risk” in the event that certain performance goals are not met. Accordingly, a substantial portion of total compensation should be tied to and vary with our financial, operational and strategic performance, as well as individual performance. Executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved, and should not be rewarded for poor performance.

•	Long-term incentive compensation should align executives’ interests with our stockholders. Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects, and incentivize executives to manage us from the perspective of stockholders with a meaningful stake in us, as well as to focus on long-term career orientation.

Our executive compensation program is designed to reward the achievement of our goals regarding growth, productivity and the success of our employees. These goals include:

•	Recruiting, motivating and exhibiting leadership that aligns employees’ interests with that of our stockholders;

•	Developing and maintaining a profound and dynamic grasp of the aggressive environment in which we work and positioning us as a competitive force within our industry;

•	Developing business models and systems that seek out strategic opportunities, which benefit both us and our stockholders; and

•	Implementing a culture of compliance and unwavering commitment to operate our business with the highest standards of professional conduct and compliance.

Compensation Committee Practices and Procedures

The Compensation Committee determines and reviews the value and forms of compensation for the Named Executive Officers and other officers based on various factors, including: (i) the Compensation Committee members’ knowledge and experience of the health care industry, (ii) the proxy statement and market compensation information for companies that we consider part of our peer group, and (iii) periodic reviews and analyses from human resource consulting firms retained by, and which report directly to, the Compensation Committee.

The Board has delegated to the Compensation Committee all necessary authority as may be needed for the Compensation Committee to fulfill its purposes. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. In particular, the Compensation Committee may delegate the approval of award grants and other transactions and other responsibilities regarding the administration of compensatory programs to a subcommittee consisting solely of members of the Compensation Committee who are (i) “Non Employee Directors” for the purposes of Rule 16b-3 and/or (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code (“Code”). In 2007, the Compensation Committee did not utilize special subcommittees for the purpose of either determining compensation issues or awarding equity compensation; all compensation decisions and grants remained solely the prerogative of the full Compensation Committee. The Compensation Committee may meet as often as it deems necessary or appropriate, and held five meetings in 2007.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes the final compensation decisions for all executive officers, including the Named Executive Officers.

The Chief Executive Officer annually reviews the performance of each executive officer (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). Based on these annual reviews, the Chief Executive Officer makes recommendations to the Compensation Committee with respect to annual base salary adjustments and short-term and long-term incentive compensation awards for such executive officers. The Compensation Committee then reviews these recommendations and exercises its discretion in determining whether to accept such recommendations or to modify such recommendations as it deems appropriate.

The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity awards to our employees, and such recommendations are given much weight in the Compensation Committee’s deliberations. Our Chief Executive Officer makes the sole determination, however, over the non-equity compensation of any employees who are not also executive officers.

Setting Executive Compensation

Based on the foregoing compensation philosophy, the Compensation Committee has structured our annual, short- and long-term compensation to motivate executives to achieve the financial performance objectives we set and to incentivize the executives to achieve and exceed, and to reward the executives for achieving and exceeding, such objectives. To assist the Compensation Committee in developing and refining our executive officer compensation, the Compensation Committee periodically engages the services of human resource consulting firms who compile relevant market data based on published surveys of executive compensation in the health services industry, and provide the Compensation Committee with options to consider when making compensation decisions for our executives, including the Named Executive Officers.

The Compensation Committee does not believe that it is appropriate to establish compensation levels based exclusively or primarily on benchmarking to our publicly-traded peers. The Compensation Committee looks to external market data as one of several reference points in reviewing and establishing individual pay components and total compensation and ensuring that our executive compensation is competitive in the marketplace.

The Compensation Committee annually determines targeted total compensation levels, as well as the individual pay components of the Named Executive Officers. In connection with its review and development of our 2007 executive officer compensation structure, the Compensation Committee engaged Mercer Human Resource Consulting, an outside human resources consulting firm, to conduct a review of its total compensation program for the Chief Executive Officer and other executive officers. Mercer Human Resource Consulting provided the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and other executive officers.

In setting compensation levels for 2007 that are competitive in the marketplace, the Compensation Committee compared base salary, total cash compensation, equity/long-term incentives, total direct compensation and compensation mix of the Chief Executive Officer and certain of the other executive officers against a peer group of publicly-traded health care companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group, which is periodically reviewed and updated, consists of companies against which the Compensation Committee believes we compete for talent and for stockholder investment. The companies comprising the Compensation Peer Group are:

•	Amedisys, Inc.

•	American Retirement Corporation

•	Chemed Corporation

•	Emeritus Corporation

•	Five Star Quality Care, Inc.

•	Gentiva Health Services, Inc.

•	Horizon Health Corporation

•	Sun HealthCare Group, Inc.

•	United Surgical Partners International, Inc.

For comparison purposes, our annual revenues at the time of the review were slightly below the median revenues of the Compensation Peer Group and our market capitalization was slightly more than the median market capitalization of the Compensation Peer Group. Despite these differences between us and the Compensation Peer Group, however, the Compensation Committee believed that these entities were the appropriate comparisons in terms of talent, skill and experience of executive officers, and that our executives should be paid comparatively.

Based on the recommendations of Mercer Human Resource Consulting, the Compensation Committee set the 2007 base salaries for the Chief Executive Officer and the other executive officers at around +/−20% of the 50th percentile of the Compensation Peer Group based on performance, experience, tenure and critical role to our success. This resulted in increases in the base salaries of the Chief Executive Officer and the other executive officers for 2007 of between 0 and 5 percent over the base salaries of such executive officers for 2006.

A significant percentage of total compensation is allocated to incentives as a result of the compensation philosophy discussed above. We have no pre-established policy or target for the allocation between either cash and non-cash or short- and long-term incentive compensation. With respect to both short- and long-term incentive compensation, the Compensation Committee strives to provide executive officers with a target compensation package which is between the 50th and 75th percentile of the Compensation Peer Group when our financial objectives are met, with a maximum target compensation package that is competitive with the upper quartile of the Compensation Peer Group for significantly exceeding our financial objectives. The Compensation Committee feels that our executive officers are highly competent individuals and that their skill level should be rewarded at the upper quartile of our Compensation Peer Group in order to better help motivate them to execute their responsibilities in ways that will further increase the value of our stockholders’ interests, as well as us as a whole.

In making determinations with regard to total compensation for 2008, the Compensation Committee reviewed and considered: (1) recommendations of the Chief Executive Officer, based on individual responsibilities and performance, (2) historical compensation levels for each Named Executive Officer, (3) our overall financial performance in light of industry conditions and our future objectives and challenges, and (4) overall effectiveness of the executive compensation program. For the 2008 year, the Compensation Committee determined that an independent consultant would not be utilized for the determination of base salaries. The Compensation Committee determined that an internal review of the above items would be sufficient in light of our relatively stable performance and the relatively stable performance of other peer companies within our industry. The review for 2008 compensation packages resulted in an increase in base salaries for 2008 of approximately 3.5 percent over 2007 base salaries, which are disclosed in the “Summary Compensation Table.” Though an independent consultant was not solicited for consultation on the determination of base salaries for 2008, the Compensation Committee believes that these increases are consistent with both the industry and our internal compensation philosophy. For 2008, the salaries for the following executive officers were increased to the following: Mr. Lefton $543,000, Mr. Allison $321,000, Mr. Bickham $267,000 and Ms. Belger $204,000.

2007 Executive Officer Compensation Components

For the year ended December 31, 2007, the principal components of compensation for the Named Executive Officers were:

•	base salary;

•	performance-based incentive compensation, including both short-term cash incentive compensation and long-term equity incentive compensation;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

Base Salary

We provide our Named Executive Officers and other employees with a base salary to compensate them for services rendered during the year. Base salary ranges for Named Executive Officers are determined for each executive officer based on his or her position and level of responsibility and his or her actual performance during the preceding year, as well as looking at historical performance where applicable. Base salaries are typically evaluated annually in the fourth quarter of each year with any changes in base salary effective as of January 1st of the following year. Annual adjustments in base salaries for executive officers typically do not exceed 5 percent per year and typically range from 0 to 5 percent per year based on the Compensation Committee’s review described above. Merit-based increases to base salaries for executive officers are based on the Compensation Committee’s assessment of the individual’s performance during the preceding year. The Compensation Committee also takes into consideration the Chief Executive Officer’s recommendations regarding the other executive officer’s performance when determining base salaries for the other executive officers.

As discussed above, the Compensation Committee elected not to significantly increase executive officers’ annual salaries for 2007 (with salaries increased either not at all or no more than 5%, as is in line with our compensation philosophy) and 2008 (maintaining salaries with increases of approximately 3.5%) in an effort to limit base salary increases and to enforce the philosophy that a majority component of total compensation for executive officers should come from incentive compensation.

Performance-Based Incentive Compensation

Our 2001 Equity-Based Compensation Plan (the “2001 Plan”) provides the Compensation Committee with the flexibility to design cash- and stock-based incentive compensation programs to promote performance and the achievement of our goals and objectives by executive officers and other key employees by allowing them to participate in our long-term growth and profitability. The Compensation Committee believes that providing performance-based incentive compensation is necessary to attract and retain superior executive talent and to align the financial interests of executive officers with those of our stockholders. A substantial portion of each executive officer’s potential aggregate compensation is in the form of incentive compensation. There are two types of performance-based incentive compensation used by the Compensation Committee. The first type is short-term incentive compensation which is in the form of a potential cash bonus. The second type is long-term incentive compensation which is in the form of grants of stock options, restricted stock or restricted stock units.

Short-term incentive compensation for each executive officer is based on a percentage of the executive officer’s base salary, which varies based on the executive officer’s title and the performance target. Each year prior to March 30th the Compensation Committee establishes target levels, which have traditionally been tied to our earnings per share. The Compensation Committee believes that a performance target based on corporate earnings per share is an appropriate measure for enhancing stockholder value and is customary within the health care industry. Historically, the Compensation Committee has established three target levels and there has been a medium probability of attaining the lowest target level, a low probability of attaining the middle target level, and a low probability of attaining the high-end target level. For 2007, the Compensation Committee established three target levels: the lowest target level being $0.68 earnings per share, the middle target level at $0.72 earnings per share, and the high-end target level at $0.77 earnings per share, in each case, determined on a fully-diluted basis. The Compensation Committee then establishes for each executive officer the percentage of his or her base salary that is payable based on achieving each of the target levels. The percentage of salary for each executive officer for 2007 was determined by the Compensation Committee based on recommendations from Mercer Human Resource Consulting, which took into account the Compensation Peer Group and the relationship of each executive officer’s title and area of responsibility to our achievement of the target levels. To be eligible for short-term incentive compensation, we must achieve the minimum target level for the fiscal year, inclusive of the total amount of the short-term incentive compensation payable under the plan for such year, as reflected on our audited financial statements for the fiscal year. Because these awards are based on our financial performance, as reflected in our financial statements, the payment of any awards typically does not occur until the year following the year in which the awards were earned. The target levels established by the Compensation Committee are set in accordance with our target financial performance. See “Grants of Plan Based Award Table” in this proxy statement for additional information regarding these incentive awards.

Long-term incentive compensation for each executive officer consists of awards of stock options and grants of either restricted stock or restricted stock units based on the executive officer’s title and area of responsibility. The Compensation Committee is responsible for the granting of all equity-based compensation, including the award dates for each grant, determined in its discretion. For 2007, the Compensation Committee discussed the advantages and disadvantages of exchanging restricted stock for stock options that had previously been awarded under this plan and concluded that, for the present, the Compensation Committee would award only restricted stock under the 2001 Plan on a going forward basis, and would continue to evaluate the possibility of exchanging the previously awarded stock option awards according to the potential future benefit to both the executive and us. On December 20, 2006, Mr. Lefton, Mr. Allison, Ms. Hoffpauir, Mr. Grossman and Mr. Bickham each received two awards of restricted stock units. The smaller of the two awards, approximately one-third of the value of the total awards, is a time-based award that vests ratably over a four year period. The primary purpose of this award is to assist us in retaining executive talent. The larger of the two awards, approximately two-thirds of the value of the total awards, is an incentive-based award that is earned by the Named Executive Officer only if we achieve the performance targets established by the Compensation Committee, which are the same performance targets established for the short-term incentive compensation program, as described above. The combined number of restricted stock units that potentially could be earned by each Named Executive Officer is described as follows:

•	Mr. Lefton was awarded 29,400 time-based shares and 50,400 performance-based shares.

•	Mr. Allison was awarded 50,000 time-based shares and 50,000 performance-based shares.

•	Ms. Hoffpauir was awarded 16,080 time-based shares and 29,480 performance-based shares.

•	Mr. Grossman was awarded 12,330 time-based shares and 24,657 performance-based shares.

•	Mr. Bickham was awarded 10,320 time-based shares and 20,640 performance-based shares.

Historically, the Compensation Committee has established three target levels and there has been a medium likelihood of attaining the lowest target level, a low probability of attaining the middle target level, and a low probability of attaining the high-end target level. With respect to the performance based shares, the Compensation Committee established three target levels for 2007: the lowest target level being $0.68 earnings per share, the middle target level at $0.72 earnings per share, and the high-end target level at $0.77 earnings per share, in each case, determined on a fully-diluted basis. As with the short-term incentive compensation program, the Named Executive Officers will earn more restricted stock units if we significantly exceed our performance goals. To further facilitate our ability to retain high performing executive talent, any incentive-based awards earned by executives are subject to a four-year vesting period, with one-fourth of the award distributed immediately upon achieving the applicable target and the balance distributed ratably over the following three years. Ms. Belger did not receive a restricted stock award in 2006 or 2007, but rather received a grant of 40,000 stock options on December 20, 2006. The stock options granted to Ms. Belger vest ratably over a four year period. The Compensation Committee elected to issue stock options to Ms. Belger in lieu of restricted stock after considering Ms. Belger’s overall compensation package and area of responsibility. See “Grants of Plan Based Award Table” in this proxy statement for additional information regarding these incentive awards.

Upon completion of the fiscal year, the Compensation Committee assesses our performance, comparing our actual fiscal year financial results to the pre-determined financial targets. If our financial results fall between one of the pre-determined financial targets, then each executive officer’s short-term incentive compensation and long-term incentive compensation is adjusted accordingly. If we fail to achieve the minimum financial target, then none of the executive officers is entitled to receive any short-term incentive compensation or the portion of the long-term incentive compensation that is in the form of performance-based restricted stock units. We did not achieve the minimum financial target for 2007, thus no annual cash bonuses were paid to any of the Named Executive Officers other than Mr. Bickham. Mr. Bickham was awarded a one-time cash bonus of $45,000 for his outstanding service to us in relation to the successful resolution of the U.S. Department of Justice’s investigation of us, his role in the negotiation of the corporate integrity agreement and the dismissal of the class action lawsuit against us, as well as his ongoing management of the related derivative litigation. None of the performance based shares were earned for 2007 because the minimum financial target for 2007 was not achieved.

Employment Agreements and Change-In-Control Provisions

All of the Named Executive Officers have employment agreements with us which provide for severance payments upon termination of employment due to certain reasons, including termination upon or after a change in control. The 2001 Plan also provides for accelerated benefits upon termination for certain reasons or upon a change in control. The Compensation Committee believes that such severance benefits due to these termination events provides the Named Executive Officers a reasonable package based on the value the officers have created that is ultimately realized by our stockholders. We believe termination and change in control protection allows management to focus their attention and energy on our business without any distractions regarding the effects of a change in control. Further, such protections maximize stockholder value by encouraging management to objectively review any proposed transaction to determine whether such proposal is in the best interest of our stockholders. See “Potential Payments Upon Termination or Change In Control” in this Proxy Statement for additional information regarding these severance payments.

Retirement and Other Benefits

Executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. The Compensation Committee reviews the overall cost to us of these various programs generally on an annual basis or when any material changes are proposed. The Compensation Committee believes that the benefits provided by these programs have been important factors in attracting and retaining the overall executive officer group, including the Named Executive Officers.

Our 401(k) plan provides for employer matching funds of up to 50 percent of the first three percent of an employee’s salary. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.

Executive officers are also entitled to participate in the various other group health, term life, cafeteria, employee stock purchase, and similar benefit plans available to all of our employees and on the same terms as such employees. We provide a separate long-term disability plan for executive officers which provides a monthly benefit of 60 percent of monthly earnings, up to a maximum benefit not to exceed $10,000 per month for any individual executive officer.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. These perquisites and other personal benefits consist of paid parking and health club dues not to exceed $100 per month.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid under our 2001 Plan is generally fully deductible for federal income tax purposes. However, the Compensation Committee may from time to time approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we began accounting for stock-based payments, including our 2001 Plan, in accordance with the requirements of FASB Statement 123R.

Nonqualified Deferred Compensation

After the final regulations under Code section 409A were issued in April of 2007 (Code section 409A is applicable to non-qualified deferred compensation arrangements), we determined that we are operating our executive deferred compensation arrangements including severance benefits provided under our executive employment agreements and certain equity awards under the 2001 Plan in good faith compliance with all applicable statutory provisions and notices, as well as the final guidance from the regulations, that currently apply to Code section 409A. We will timely make any necessary modifications to our executive deferred compensation arrangements to comply with Code section 409A in the event that any additional official interpretations from a governmental agency indicate that a change could be necessary.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis.” Based on the reviews and discussions referred to above, we recommended to the Board that the disclosures set forth in this proxy statement under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Odyssey HealthCare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Respectfully submitted by the Compensation Committee of the Board,

Robert A. Ortenzio, Chairman
Paul J. Feldstein
Shawn S. Schabel

EXECUTIVE COMPENSATION

We entered into employment agreements with each of the Named Executive Officers, as more fully described below.

Robert A. Lefton.  The employment agreement provides Mr. Lefton with an annual base salary, which is subject to annual review and an annual bonus based on our achieving set performance goals. In addition, the employment agreement provides that Mr. Lefton is entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit plans and programs for which our senior executives are generally eligible. The employment agreement further provides Mr. Lefton with options to purchase shares of our common stock under the 2001 Plan.

The employment agreement provides that we may terminate Mr. Lefton’s employment for “cause” or “without cause” (as those terms are defined in his employment agreement). If we terminate Mr. Lefton’s employment without cause or if he resigns for “good reason” (as defined in the employment agreement):

•	Mr. Lefton will be entitled to receive severance payments equal to his base salary, payable in bi-weekly installments in accordance with our regular payroll practices, until the second anniversary of his date of termination;

•	Mr. Lefton will be entitled to receive his pro-rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as we pay annual bonuses to our other executives for the calendar year in which Mr. Lefton’s date of termination occurs;

•	if Mr. Lefton is entitled to coverage under the medical, prescription and dental portions of our welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the second anniversary of his date of termination; and

•	all vested stock options granted to Mr. Lefton under the 2001 Plan shall remain exercisable pursuant to their terms.

Upon, or within two years following, a “change in control” (as defined in his employment agreement), if we terminate Mr. Lefton’s employment without cause or if he resigns for good reason, he will be entitled to the same severance benefits as if he had been terminated without cause or if he resigned for good reason prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Lefton was entitled to during the 24-month period ending on his date of termination, payable through the second anniversary of his date of termination.

R. Dirk Allison.  The employment agreement provides Mr. Allison with an annual base salary, which is subject to annual review, and an annual bonus based on our achieving set performance goals. In addition, the employment agreement provides that Mr. Allison is entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit plans and programs for which our senior executives are generally eligible.

The employment agreement provides that we may terminate Mr. Allison’s employment for “cause” or “without cause” (as those terms are defined in his employment agreement). If we terminate Mr. Allison’s employment without cause or if he resigns for “good reason” (as defined in his employment agreement):

•	Mr. Allison will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with our regular payroll practices, until the anniversary of his date of termination;

•	Mr. Allison will be entitled to receive his pro-rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as we pay annual bonuses to our other executives for the calendar year in which Mr. Allison’s date of termination occurs;

•	if Mr. Allison is entitled to coverage under the medical, prescription and dental portions of our welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the first anniversary of his date of termination or October 29, 2009; and

•	all vested stock options granted to Mr. Allison under the 2001 Plan shall remain exercisable pursuant to their terms.

Upon, or within two years following, a “change in control” (as defined in his employment agreement), if we terminate Mr. Allison’s employment without cause or if he resigns for good reason, he will be entitled to similar severance payments as if he had been terminated without cause or if he resigned for good reason prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Allison was entitled to during the 24-month period ending on his date of termination. The period for which he will be entitled to severance payments will be the later of the anniversary of his date of termination or the second anniversary of the date of the change in control.

Deborah A. Hoffpauir.  Ms. Hoffpauir resigned from her position as our Senior Vice President and Chief Operating Office, effective July 1, 2007, and her employment agreement was terminated at that time. Ms. Hoffpauir has continued her employment with us as Regional Vice President of our Southeast Region. She is subject to a Resignation Agreement entered into as of June 29, 2007. The resignation agreement provides Ms. Hoffpauir with an annual base salary, which is subject to annual review. The resignation agreement further provides that Ms. Hoffpauir will receive a pro-rata portion of the annual bonus, if any, for her service as our Senior Vice President and Chief Operating Officer from January 1, 2007 until her resignation date. On January 1, 2008 she became eligible to participate in the bonus programs we established for Regional Vice Presidents.

As part of her resignation agreement, Ms. Hoffpauir agreed to surrender to the us for cancellation certain equity compensation awards that she had previously been awarded. Specifically, Ms. Hoffpauir surrendered (a) an award of 16,080 time based restricted stock units granted on December 20, 2006, (b) an award of 29,480 additional incentive based restricted stock units granted on December 20, 2006, and (c) an award of 90,000 stock options granted on November 16, 2005, but only as to those 67,500 options that were unvested as of July 1, 2007.

Ms. Hoffpauir is no longer entitled to any payments upon termination of employment or a change in control other than those payments generally payable to our other employees, pursuant to our policies.

Brenda A. Belger.  The employment agreement provides Ms. Belger with an annual base salary, which is subject to annual review, and an annual bonus based on our achieving set performance goals. In addition, the employment agreement provides that Ms. Belger is eligible to participate in all benefit plans and programs for which senior executives are generally eligible.

The employment agreement provides that we may terminate Ms. Belger’s employment for “cause” or “without cause” (as those terms are defined in her employment agreement). If we terminate Ms. Belger’s employment without cause or if she resigns for “good reason” (as defined in her employment agreement):

•	Ms. Belger will be entitled to receive severance payments equal to her base salary, payable in bi-weekly payments, in accordance with our regular payroll practices, until the anniversary of her date of termination;

•	Ms. Belger will be entitled to receive her pro-rata share of any annual bonus to which she would have been entitled through the date of termination, payable at such time as we pay annual bonuses to our other executives for the calendar year in which Ms. Belger’s date of termination occurs; and

•	All vested stock options granted to Ms. Belger under the 2001 Plan shall remain exercisable pursuant to their terms.

Upon, or within two years following, a “change in control” (as defined in her employment agreement), if we terminate Ms. Belger’s employment without cause or if she resigns for good reason, she will be entitled to similar severance payments as if she had been terminated without cause or if she resigned for good reason prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Ms. Belger was entitled to during the 24-month period ending on her date of termination. The period for which she will be entitled to severance payments will be the later of the anniversary of her date of termination or the second anniversary of the date of the change in control.

W. Bradley Bickham.  The employment agreement provides Mr. Bickham with an annual base salary, which is subject to annual review and an annual bonus based on our achieving set performance goals. In addition, the employment agreement provides that Mr. Bickham is eligible to participate in all benefit plans and programs for which our senior executives are generally eligible.

The employment agreement provides that we may terminate Mr. Bickham’s employment for “cause” or “without cause” (as those terms are defined in his employment agreement). If we terminate Mr. Bickham’s employment without cause or if he resigns for “good reason” (as defined in his employment agreement):

•	Mr. Bickham will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with our regular payroll practices, until the anniversary of his date of termination;

•	Mr. Bickham will be entitled to receive his pro-rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as we pay annual bonuses to our other executives for the calendar year in which Mr. Bickham’s date of termination occurs;

•	if Mr. Bickham is entitled to coverage under the medical, prescription and dental portions of our welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the the anniversary of his date of termination; and

•	all vested stock options granted to Mr. Bickham under the 2001 Plan shall remain exercisable pursuant to their terms.

Upon, or within two years following, a “change in control” (as defined in his employment agreement), if we terminate Mr. Bickham’s employment without cause or if he resigns for good reason, he will be entitled to similar severance payments as if he had been terminated without cause or if he resigned for good reason prior to a change in control. However, the amount of each bi-weekly severance payment shall be equal to 1/26th of the highest annual base salary that Mr. Bickham was entitled to during the 24-month period ending on his date of termination. The period for which he will be entitled to severance payments will be the later of the anniversary of his date of termination or the second anniversary of the date of the change in control.

Woodrin Grossman.  The employment agreement, as amended, provides Mr. Grossman with an annual base salary, which is subject to annual review and an annual bonus based on our achieving set performance goals. In addition, the employment agreement provides that Mr. Grossman is entitled to a health club dues allowance of not more than $100 per month and is eligible to participate in all benefit plans and programs for which our senior executives are generally eligible. The employment agreement further provides Mr. Grossman with options to purchase shares of our common stock under the 2001 Plan.

The employment agreement provides that we may terminate Mr. Grossman’s employment for “cause” or “without cause” (as those terms are defined in his employment agreement). If we terminate Mr. Grossman’s employment without cause or if he resigns for “good reason” (as defined in his employment agreement):

•	Mr. Grossman will be entitled to receive severance payments equal to his base salary, payable in bi-weekly payments, in accordance with our regular payroll practices, until the anniversary of his date of termination;

•	Mr. Grossman will be entitled to receive his pro-rata share of any annual bonus to which he would have been entitled through the date of termination, payable at such time as we pay annual bonuses to our other executives for the calendar year in which Mr. Grossman’s date of termination occurs;

•	if Mr. Grossman is entitled to coverage under the medical, prescription and dental portions of our welfare plans, he will be entitled to continuation of such coverage for him and his dependents until the later of the anniversary of his date of termination or January 15, 2009; and

•	all vested stock options granted to Mr. Grossman under the 2001 Plan shall remain exercisable pursuant to their terms.

Mr. Grossman’s employment with us terminated effective as of December 31, 2007 upon his retirement. By reason of his retirement, Mr. Grossman became entitled to receive the same compensation and benefits he would have become entitled to receive had Mr. Grossman’s employment been terminated by the Company without cause or by Mr. Grossman for good reason, except that the severance period was amended to commence on January 1, 2008 and will end as of the close of business on November 20, 2008.

Additional information concerning the Named Executive Officers’ employment agreements and definitions of terms used in such agreements can be found in the Potential Payments Upon Termination or Change in Control section of this proxy statement, beginning on page 38.

Salary and Cash Bonus in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation for the year ended December 31, 2007 that was paid in the form of base salary and bonus (including annual cash performance incentive awards and discretionary amounts, if any).

Percentage of
Name	Total Compensation

Robert A. Lefton	38.6%
R. Dirk Allison	65.2%
Woodrin Grossman	83.7%
Deborah A. Hoffpauir*	77.4%
Brenda A. Belger	50.3%
W. Bradley Bickham	55.5%

*	Ms. Hoffpauir’s equity awards were ignored for purposes of this calculation.

Summary Compensation Table

The following table summarizes the compensation we paid during the years ended December 31, 2007 and December 31, 2006 to our Named Executive Officers. Additional information concerning the Named Executive Officers’ compensation can be found in the Compensation Discussion and Analysis section of this proxy statement, beginning on page 22.

				Stock	Option	All Other
		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Total
Name and Principal Position	Year	$	$	$	$	$	$

Robert A. Lefton	2007	$525,000	$0	$94,668	$738,750	$3,037	$1,361,455
President, Chief Executive	2006	$500,000	$0	$2,853	$738,750	4,581	$1,246,184
Officer and Director
R. Dirk Allison(4)	2007	$310,000	$0	$161,000	$0	$4,224	$475,224
Senior Vice President,	2006	$53,507	$0	$4,852	$0	$0	$58,359
Chief Financial Officer and Treasurer
Woodrin Grossman	2007	$308,228	$0	$39,703	$18,567	$1,885	$368,383
Senior Vice President of	2006	$295,561	$0	$1,197	$427,053	$1,826	$725,637
Strategy and Development
Deborah A. Hoffpauir	2007	$335,000	$0	$90,750	$(19,209)	$6,933	$413,474
Senior Vice President and	2006	$324,450	$0	$92,310	$244,350	$7,076	$668,186
Chief Operating Officer
Brenda A. Belger	2007	$197,000	$0	$60,500	$129,145	$4,790	$391,435
Senior Vice President,	2006	$190,962	$0	$60,500	$98,329	$4,192	$353,983
Human Resources
W. Bradley Bickham	2007	$258,000	$45,000	$108,855	$128,063	$5,776	$545,694
Senior Vice President,	2006	$245,000	$0	$76,626	$128,063	$5,136	$454,825
Secretary and General Counsel

(1)	We did not attain the 2007 threshold earnings per share (“EPS”) target established for the 2007 short-term incentive compensation awards awarded to the Named Executive Officers. As a result, except for Mr. Bickham, no Named Executive Officer received a bonus in 2007 in respect of services performed in 2007.
(2)	We account for the cost of stock-based compensation awarded under the 2001 Plan in accordance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment (“SFAS 123R”), under which the cost of equity awards to employees is measured by the fair value of the awards on their grant date and is recognized over the vesting periods of the awards, whether or not the awards had any intrinsic value during the period. Amounts shown in the table above reflect the dollar amount recognized for financial statement reporting purposes for 2007 in accordance with SFAS 123R with respect to awards granted under our 2001 Plan and thus may include amounts from awards granted in and prior to 2007. 207,500 stock options were forfeited during 2007 and all awards are based on the closing market price of our common stock on the date of grant. Assumptions used in calculation of these amounts are included in Note 5 to our consolidated audited financial statements for the fiscal year ended December 31, 2007, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 14, 2008.
(3)	Represents amounts contributed by us as matching contributions to the accounts of our Named Executive Officers under our 401(k) plan and premiums paid with respect to our Named Executive Officers under our long term disability plan.
(4)	Ms. Hoffpauir resigned from her position as our Senior Vice President and Chief Operating Officer, effective July 1, 2007.
(5)	Mr. Allison’s employment with us commenced on October 30, 2006. His annual base salary for 2006 was $310,000.

Grants of Plan-Based Awards

The following table reflects information about awards made under our equity and non-equity incentive plans to the Named Executive Officers during the calendar year ending December 31, 2007.

	Estimated Future Payouts Under
	Non-Equity Incentive Plan Awards(1)
	Threshold	Target	Maximum
Name	($)	($)	($)

Robert A. Lefton	$393,750	$525,000	$656,250
President, Chief Executive Officer and Director
R. Dirk Allison	$186,000	$248,000	$310,000
Senior Vice President, Chief Financial Officer and Treasurer
Woodrin Grossman	$184,937	$246,582	$308,228
Senior Vice President of Strategy and Development
Deborah A. Hoffpauir	$201,000	$268,000	$335,000
Senior Vice Present and Chief Operating Officer
Brenda A. Belger	$39,400	$59,100	$78,800
Senior Vice President, Human Resources
W. Bradley Bickham	$154,800	$206,400	$258,000
Senior Vice President, Secretary and General Counsel

(1)	Amounts shown in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns represent the threshold, target and maximum payment levels with respect to grants made under our short term incentive compensation program for 2007. Our short term incentive compensation program is described in greater detail in the narrative following this table. Because we did not meet the threshold target established for these awards in 2007, no amounts are, or will become, payable in respect of these awards.

Short Term Incentive Compensation Program

Our short term incentive compensation program for 2007 was dependent upon our attainment of a specified level of earnings per share (computed on a fully diluted basis) (“EPS”). The total amount payable to a recipient of a short term incentive compensation award is determined based on the EPS level actually attained by us for 2007 and is equal to a specified percentage of the recipient’s base salary. The Compensation Committee set threshold, target and maximum EPS levels for 2007 and determines the amount of short term incentive compensation payable to each of our Named Executive Officers based on the following schedule:

EPS Levels
Name	Threshold	Target	Maximum

Mr. Lefton	75% of Base Salary	100% of Base Salary	125% of Base Salary

Messrs. Allison, Grossman and Bickham and Ms. Hoffpauir	60% of Base Salary (or, in the case of Ms. Hoffpauir, pro-rated base salary)	80% of Base Salary (or, in the case of Ms. Hoffpauir, pro-rated base salary)	100% of Base Salary (or, in the case of Ms. Hoffpauir, pro-rated base salary)

Ms. Belger	20% of Base Salary	30% of Base Salary	40% of Base Salary

If the actual EPS level attained falls in between the threshold and target or target and maximum EPS levels, then the amount payable will be adjusted by the Compensation Committee within the range set forth above. We must achieve the minimum threshold EPS level set by the Compensation Committee in order for any amounts to be payable pursuant to the short term incentive compensation program. Any amounts that become payable must be accrued in our financial statements for 2007 and will not be paid until completion of our audited financial statements for 2007 and the Compensation Committee has certified in writing that the applicable EPS level has been achieved. Because we did not meet the threshold target established for the short term incentive compensation awards for 2007, no amounts are or will be payable in respect of the 2007 awards.

Restricted Stock Unit Awards

Our Named Executive Officers, other than Ms. Belger, received grants of time-based restricted stock units (“Time-Based RSUs”) and additional incentive-based restricted stock units (“Additional Incentive-Based RSUs”) under our 2001 Plan (the “2001 Plan”) on December 20, 2006. The material terms of these restricted stock awards are described below.

The Time-Based RSUs vest ratably over a four year period (i.e., 25% vest each year on the anniversary on the grant date), provided that the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date.

The vesting of the Additional Incentive-Based RSUs is dependent upon our attainment of a specified level of earnings per share (computed on a fully diluted basis) (“EPS”) for 2007. The total number of Additional Incentive-Based RSUs that will be eligible to vest for each Named Executive Officer is determined based on the EPS level actually attained by us for 2007. The number of Additional Incentive-Based RSUs that may vest with respect to each Named Executive Officer as a result of our attainment of the threshold, target, and maximum EPS targets is as follows:

	Number of Additional Incentive-Based RSUs Eligible to Vest
Name	Threshold	Target	Maximum

Robert A. Lefton	29,400	An additional 10,500	An additional 10,500
R. Dirk Allison	20,000	An additional 15,000	An additional 15,000
Woodrin Grossman	12,329	An additional 6,164	An additional 6,164
Deborah A. Hoffpauir	16,080	An additional 6,700	An additional 6,700
W. Bradley Bickham	10,320	An additional 5,160	An additional 5,160

If the actual EPS attained by us is between the threshold and target or target and maximum EPS levels, the total number of Additional Incentive-Based RSUs that will be eligible for vesting will be prorated to account for the interim EPS level attained. Additional Incentive-Based RSUs whose performance restrictions have lapsed will vest as follows, provided that the Named Executive Officer has remained an employee continuously from the date of grant through the applicable vesting date: (a) 25% of the Additional Incentive-Based RSUs on the date the Compensation Committee certifies in writing that the EPS target for 2007 has been met, and (b) 25% per year thereafter on the date that the Time-Based RSUs vest (i.e., on December 20, 2008, December 20, 2009, and December 20, 2010, provided that the Named Executive Officer remains an employee continuously from the date of grant through the applicable vesting date). Because we did not meet the threshold target established for the Additional Incentive-Based RSUs for 2007, none of the Additional Incentive-Based RSUs vested or will vest.

With respect to awards of both Time-Based RSUs and Additional Incentive-Based RSUs, the vesting of all RSUs awarded will be accelerated in full upon the occurrence of a change in control (as defined in our 2001 Plan) that is also a change in control for purposes of section 409A of the Code. In addition, with respect to awards of both Time-Based RSUs and Additional Incentive-Based RSUs, if a Named Executive Officer’s employment is terminated due to death or disability (as defined in the applicable award agreement) prior to the full vesting of the RSUs, the restriction period of the RSUs will be accelerated immediately and the forfeiture restrictions will expire. In the case of Additional Incentive-Based RSUs, the maximum number of

RSUs will accelerate and the forfeiture restrictions will expire. If a Named Executive Officer’s employment is terminated for any other reason prior to the vesting of the RSUs, the unvested RSUs will be forfeited to us. In the event of a conflict between the vesting terms in the award agreement and the vesting terms in a Named Executive Officer’s employment agreement, the terms of the employment agreement will control. The payment date or dates of the common stock related to an award will be the date or dates on which the restrictions on such award, or portion thereof, expire. Award recipients are eligible to receive dividend equivalents during the period that they hold outstanding RSUs, and any dividend equivalents accrued will be paid in cash on December 31 of each year.

Stock Options

Stock options are granted under our 2001 Plan. Stock options vest ratably over a four-year period (i.e., 25% on each anniversary of the date of grant of the option), provided that the option holder has remained continuously employed with us through the applicable vesting date. Upon the occurrence of a change in control (as defined in our 2001 Plan), all stock options will immediately vest in full. If an option holder’s employment with us is terminated, the option holder will be able to exercise his or her option for 90 days following termination but only to the extent the option was exercisable on the termination date (except that, in the event of a termination for “cause,” the option will cease to be exercisable following termination). To the extent that an option holder’s employment agreement provides for a different treatment of options in the event of a termination of employment, the terms of the employment agreement will control.

Outstanding Equity Awards at Fiscal Year-End

The following table reflects outstanding stock options and performance- and service-based restricted stock and restricted stock unit awards held by the Named Executive Officers as of December 31, 2007, including awards that were granted prior to 2007.

	Option Awards				Stock Awards
							Equity Incentive	Equity Incentive
							Plan Awards:	Plan Awards:
							Number of	Market or
							Unearned	Payout Value
	Number of	Number of			Number of	Market Value	Shares,	of Unearned
	Securities	Securities			Shares or	of Shares	Units or	Shares, Units
	Underlying	Underlying			Units of	or Units	Other	or Other
	Unexercised	Unexercised	Option		Stock That	of Stock	Rights That	Rights That
	Options	Options	Exercise	Option	Have Not	That Have	Have Not	Have Not
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	(#)	(#)(1)	($)	Date	(#)(2)	($)(3)	(#)(4)	($)(5)

Robert A. Lefton	250,000	250,000	$15.55	10/11/2015	22,050	$243,873	29,400	$325,164
President, Chief Executive Officer and Director
R. Dirk Allison	0	0	N/A	N/A	37,500	$414,750	20,000	$221,200
Senior Vice President, Chief Financial Officer and Treasurer
Woodrin Grossman	62,500	0	$18.76	1/16/2016	0	$0	0	$0
Senior Vice President of Strategy and Development
Deborah A. Hoffpauir	45,000	0	$15.53	11/4/2012
Senior Vice President and	112,500	0	$22.33	6/20/2013	7,500	$82,950	0	$0
Chief Operating Officer(6)	75,000	0	$30.64	1/26/2014
	22,500	0	$18.14	11/17/2015
Brenda A. Belger	16,875	0	$15.25	2/6/2013
Senior Vice President	75,000	0	$22.33	6/20/2013
Human Resources	25,000	0	$30.64	1/26/2014	5,000	$55,300	0	$0
	20,000	20,000	$18.14	11/17/2015
	10,000	30,000	$12.88	12/20/2016
W. Bradley Bickham	75,000	0	$22.33	6/20/2013
Senior Vice President, Secretary	35,000	0	$30.64	1/26/2014	13,990	$154,729	10,320	$114,139
and General Counsel	37,500	37,500	$18.14	11/17/2015

(1)	All option awards vest ratably over a four-year period at a rate of 25% per year, beginning on the first anniversary of the respective grant date. Additional terms governing the option awards are described in the narrative above entitled “Stock Options” following the “Grants of Plan-Based Awards” Table.

(2)	For Messrs. Lefton, Allison, and Bickham, represents the remaining Time-Based RSUs granted on December 20, 2006, in the following amounts: (a) 29,400 RSUs to Mr. Lefton, (b) 50,000 RSUs to Mr. Allison, and (c) 10,320 RSUs for Mr. Bickham. Twenty-five percent (25%) of the Time-Based RSUs awarded to each Named Executive Officer vested on December 20, 2007. The vesting terms of the Time-Based RSUs are described in greater detail in the narrative above entitled “Restricted Stock Unit Awards” following the “Grants of Plan-Based Awards” Table. In addition, the amount disclosed for Mr. Bickham includes 6,250 restricted shares that remain outstanding pursuant to a restricted stock award granted in 2004. The amounts reported to Ms. Hoffpauir and Ms. Belger reflect 7,500 restricted shares and 5,000 restricted shares, respectively, that remain outstanding pursuant to restricted stock awards granted in 2004. The remaining restricted shares held by Mr. Bickham, Ms. Hoffpauir and Ms. Belger, respectively, will vest on November 18, 2008, provided that they remain employees continuously through the applicable vesting date. The vesting of the restricted stock awards will accelerate in full if Mr. Bickham, Ms. Hoffpauir or Ms. Belger terminates employment due to death or disability; otherwise, upon termination, vesting of the awards will not accelerate unless provided otherwise in the Named Executive Officer’s employment agreement.

(3)	Based on the closing price of $11.06 of our common stock on December 31, 2007.

(4)	For Messrs. Lefton, Allison, and Bickham, represents the number of Additional Incentive-Based RSUs, which were granted on December 20, 2006, that were eligible to vest assuming that the “threshold” EPS level is achieved. Additional information regarding the Additional Incentive-Based RSUs, including the vesting schedule applicable to those awards, is provided in the narrative above entitled “Restricted Stock Unit Awards” following the “Grants of Plan-Based Awards” Table. Although SEC Rules require that we report these awards, because we did not meet the “threshold” target established for the Additional Incentive-Based RSUs for 2007, none of the Additional Incentive-Based RSUs will vest or be settled.

(5)	Represents the market value of the unvested and unearned Additional Incentive-Based RSUs based on the closing price per share of our common stock of $11.06 on December 31, 2007, assuming that the “threshold” EPS level is achieved. Our Compensation Committee has determined that we did not achieve the “threshold” EPS level for 2007.

(6)	Per the resignation agreement Ms. Hoffpauir entered into with us, she retained all of her stock options in accordance with their terms while she continues as our employee, except that, with respect to the award reported above with an expiration date of November 17, 2015, Ms. Hoffpauir surrendered to us the other 67,500 options originally subject to that award that were unvested as of July 1, 2007.

2007 Option Exercises and Stock Vested

The following table reflects stock options exercised and the lapse of restrictions on stock awards held by the Named Executive Officers during 2007.

	Option Awards			Stock Awards
	Number of Shares	Value Realized		Number of Shares	Value Realized
	Acquired on Exercise	on Exercise		Acquired on Vesting	on Vesting
Name	(#)	($)		(#)	($)

Robert A. Lefton	0	$0		7,350	$74,015	(2)
President, Chief Executive Officer and Director
R. Dirk Allison	0	$0		12,500	$125,875	(2)
Senior Vice President,Chief Financial Officer and Treasurer
Woodrin Grossman	0	$0		3,082	$31,036	(2)
Senior Vice President of Strategy and Development
Deborah A. Hoffpauir	8,437	$19,692	(1)	7,500	$73,050	(2)
Senior Vice President and Chief Operating Officer
Brenda A. Belger	0	$0		5,000	$48,700	(3)
Senior Vice President, Human Resources
W. Bradley Bickham	0	$0		8,830	$86,856	(2)(3)
Senior Vice President, Secretary and General Counsel

(1)	The value realized on exercise is based on the difference between the per share closing price of $14.04 for our common stock on February 23, 2007, which is the date of exercise, and the exercise price of the option, which is $11.6933 per share.

(2)	The value realized per share vested is based on the closing price of $10.07 for our common stock on December 20, 2007, the date of vesting. For Mr. Bickham, 2,580 of the shares reported vested on that date.

(3)	The value realized per share vested is based on the closing price of $9.74 for our common stock on November 16, 2007, which is the last trading date preceding the date of vesting. For Mr. Bickham, 6,250 of the shares reported vested on November 18, 2007.

Pension Benefits

We do not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for our Named Executive Officers.

Non-Qualified Deferred Compensation

We do not have any nonqualified deferred compensation plans or arrangements in which the Named Executive Officers participate.

Potential Payments Upon Termination or Change in Control

The discussion and table below disclose the amount of compensation and/or other benefits due to the Named Executive Officers in the event of their termination of employment, including, but not limited to, in connection with our undergoing a change in control. The amounts disclosed assume that such termination was effective as of December 31, 2007, and the price of our stock was $11.06 per share and thus includes amounts earned through such time and estimates of the amounts which would be paid out to the Named Executive Officers upon their respective terminations. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s actual termination. Ms. Hoffpauir’s employment agreement was terminated by the Resignation Agreement dated June 29, 2007; therefore, she is not entitled to receive any payments upon termination of employment other than those benefits provided generally to our employees. Mr. Grossman’s employment with us terminated effective December 31, 2007, upon his retirement, which was treated as a termination without cause or for good reason; therefore, the following table provides information regarding his actual termination.

			Termination
			Without
			Cause or	Termination
			for Good	Upon or
		Termination	Reason	Within Two
		due to	or due to	Two Years
		Non-Renewal	Non-Renewal	Following
		Election by	Election by	a Change in
Name	Benefit	Executive(1)	Company(2)	Control(3)	Death(4)	Disability(5)

Robert A. Lefton	Salary	$0	$1,050,000	$1,050,000	$0	$0
	Bonus	$0	$0	$0	$0	$0
	Equity Compensation	$0	$0	$243,873	$243,873	$243,873
	Health Care Continuation Coverage	$0	$33,098	$33,098	$0	$0
	Other Benefits	$0	$0	$0	$195,000	$120,000

	Total	$0	$1,083,098	$1,326,971	$438,873	$363,873

R. Dirk Allison	Salary	$0	$310,000	$620,000	$0	$0
	Bonus	$0	$0	$0	$0	$0
	Equity Compensation	$0	$0	$414,750	$414,750	$414,750
	Health Care Continuation Coverage	$0	$12,738	$12,738	$0	$0
	Other Benefits	$0	$0	$0	$195,000	$120,000

	Total	$0	$322,738	$1,047,488	$609,750	$534,750

Woodrin Grossman	Salary	$0	$308,000	$616,000	$0	$0
	Bonus	$0	$0	$0	$0	$0
	Equity Compensation	$0	$0	$0	$0	$0
	Health Care Continuation Coverage	$0	$0	$0	$0	$0
	Other Benefits	$0	$0	$0	$195,000	$120,000

	Total	$0	$308,000	$616,000	$195,000	$120,000

Brenda A. Belger	Salary	$0	$197,000	$394,000	$0	$0
	Bonus	$0	$0	$0	$0	$0
	Equity Compensation	$0	$0	$55,300	$55,300	$55,300
	Health Care Continuation Coverage	$0	$0	$0	$0	$0
	Other Benefits	$0	$0	$0	$195,000	$120,000

	Total	$0	$197,000	$449,300	$250,300	$175,300

W. Bradley Bickham	Salary	$0	$258,000	$516,000	$59,538	$0
	Bonus	$0	$0	$0	$0	$0
	Equity Compensation	$0	$0	$154,729	$154,729	$154,729
	Health Care Continuation Coverage	$0	$16,549	$16,549	$0	$0
	Other Benefits	$0	$0	$0	$195,000	$120,000

	Total	$0	$274,549	$687,278	$409,267	$274,729

(1)	Pursuant to his or her respective employment agreement, if a Named Executive Officer terminates employment due to a “non-renewal” election (as defined in his or her employment agreement), then he or she is entitled to the pro rata portion of any annual bonus earned by the Named Executive Officer, payable at such time as we pay annual bonuses to our other executives, but in no event later than the fifteenth business day after we publicly announce our earnings for such calendar year in a press release.

(2)	Pursuant to his or her respective employment agreement, if we terminate a Named Executive Officer’s employment without “cause” (as defined in his or her employment agreement) or for “good reason “ (as defined in his or her employment agreement), or due to a “non-renewal election” (as defined in his or her employment agreement), then he or she is entitled to the following: (a) severance payments equal to his or her base salary, payable in bi-weekly installments until the first anniversary of his or her date of termination (second anniversary of date of termination, in Mr. Lefton’s case) (in each such case this period is referred to as the “Severance Period”) (the amendment to Mr. Grossman’s employment agreement upon his retirement provides that his Severance Period is the period from January 1, 2008 and will end as of the close of business on November 20, 2008); (b) a pro-rata portion of his or her annual bonus payable at such time as we pay annual bonuses to our other executives, but in no event later than the fifteenth business day after we publicly announce our earnings for such calendar year in a press release; (c) if the Named Executive Officer is covered under our health plans at the date of termination, health care continuation coverage for the Named Executive Officer and his or her dependents for a period ending on the later of the last day of the Severance Period or the expiration of the term of his or her employment agreement (except for Ms. Belger who is not entitled to health care continuation), and (d) all vested stock options awarded under the 2001 Plan remain exercisable pursuant to their terms. The health care continuation coverage amount consists of two components, a premium component, the amount of which is reported to the Named Executive Officer as wages on Form W-2, and a benefit component, which represents our cost of providing such health care continuation coverage and is not reportable to the Named Executive officer as wages. The premium component amounts for each of the Named Executive Officers are as follows: (i) Mr. Lefton $12,192, (ii) Mr. Allison $4,252, (iii) Mr. Bickham $6,096, (iv) Mr. Grossman $0 and (v) Ms. Belger $0.

(3)	Pursuant to his or her respective employment agreement, if a Named Executive Officer terminates employment “without cause” (as defined in his or her employment agreement) or for “good reason” (as defined in his or her employment agreement), or due to his or her non-renewal election (as defined in his or her employment agreement) upon or within two years following a “change in control” (as defined in his or her employment agreement), then he or she is entitled to the same payments and payment terms described in (1) above. Likewise, if we terminate a Named Executive Officer’s employment without “cause” (as defined in his or her employment agreement) or for “good reason” (as defined in his or her employment agreement), or due to a “non-renewal election” (as defined in his or her employment agreement) upon or within two years following a change in control, then he or she is entitled to the same payments described in (2) above, except that the amount of each bi-weekly severance payment will be equal to 1/26th of the highest annual base salary to which the Named Executive Officer was entitled during the 24-month period preceding his or her date of termination and the payments will continue until the later of the first anniversary of his or her date of termination or the second anniversary of the change in control date. Further, with respect to a “change in control” (as defined in the 2001 Plan), in accordance with their respective award agreements, (i) all options vest as of the business day immediately preceding the change in control and such options will remain exercisable pursuant to their terms; and (ii) any RSAs and RSUs and outstanding at the time a change in control occurs will fully vest. The accelerated vesting of the options results in an amount equal to the difference between the exercise price for each option and the market price per share (which, as of December 31, 2007, is $11.06), multiplied by the number of shares. This amount represents the intrinsic value of the options and is different from the SFAS 123R value used for purpose of the Grant of Plan-Based Awards Table contained in this proxy statement. The accelerated vesting of the RSAs and RSUs results in an amount equal to the number of RSAs and RSUs multiplied by the market price per share ($11.06). However, all stock options held by the Named Executive Officers were out-of-the-money options. That is to say they had an exercise price of more than the market price of our common stock on December 31, 2007.

(4)	Pursuant to his or her respective employment agreement, if a Named Executive Officer’s employment terminates because of death, then his or her beneficiary or legal representative will be entitled to the pro rata portion of any annual bonus earned by the Named Executive Officer, payable at such time as we pay annual bonuses to our other executives. In addition, the Named Executive Officer’s beneficiary or legal representative will be entitled to an amount equal to the Named Executive Officer’s base salary, up to a maximum of $195,000, plus an additional $195,000 in the event of “accidental death,” as such term is described in the insurance policy governing the terms of the benefits. Also, pursuant to the RSA and RSU award agreements, RSAs and RSUs fully vest upon a Named Executive Officer’s termination of employment due to death. Mr. Bickham’s employment agreement provides that in the event his employment terminates because of death his beneficiary or legal representative will be entitled to six consecutive bi-weekly payments equal to 1/26th of Mr. Bickham’s annual base salary as of the date immediately prior to his employment termination date.

(5)	Pursuant to his or her respective employment agreement, if a Named Executive Officer’s employment terminates due to disability (as defined in such agreement), then he or she will be entitled to a pro rata portion of any annual bonus he or she earned, payable at such time as we pay annual bonuses to our other executives. In addition, the Named Executive Officer will be entitled to receive disability benefits under our long-term disability plan equal to 60% of the Named Executive Officer’s monthly earnings, not to exceed $10,000 per month, which amount may be reduced by deductible sources of income. If the Named Executive Officer becomes disabled before age 60, disability benefits will be payable until the attainment of age 65. If the Named Executive Officer becomes disabled after age 60, benefits will be payable for a set period of time, depending on the Named Executive Officer’s age at the time of disability, in accordance with the disability payment schedule in our long-term disability plan. The numbers in the above-table reflect the annual amount of disability benefits that would be payable to each of the Named Executive Officers. In the event of a disability incurred on December 31, 2007, these disability benefits would be payable for the following approximate number of years: (i) Mr. Lefton: 14 years; (ii) Mr. Allison: 13 years; (iii) Mr. Grossman: 2 1/2 years; (iv) Mr. Bickham: 20 years; (v) Ms. Hoffpauir: 19 years; and (vi) Ms. Belger 12 years. Also, pursuant to the RSA and RSU award agreements, RSAs and RSUs fully vest upon a Named Executive Officer’s termination of employment due to disability.

The employment agreements of Messrs. Lefton, Allison, Grossman and Bickham and Ms. Belger and the resignation agreement of Ms. Hoffpauir contain non-disparagement and confidentiality provisions, as well as a covenant not to compete during the employment term and continuing until the first anniversary of the date of termination. Termination of any of these Named Executive Officers’ employment due to a breach of one of these provisions constitutes a termination for cause. In addition, the employment agreements also condition payment of severance payments, health care continuation coverage for the Named Executive Officer and his or her dependents, and exercisability of stock options upon his or her execution of a release at the time of his or her termination of employment.

The employment agreements for the Named Executive Officers generally use the following terms:

“Cause” means the employee has (A) continued to fail to substantially perform his or her material obligations and duties under the employment agreement as reasonably determined by the Board and which has not been remedied within thirty days of receipt of notice from the Company of such failure, (B) commission of act of fraud, embezzlement, misappropriation, willful misconduct, bad faith, dishonesty, breach of trust, or breach of fiduciary duty against the Company, (C) materially breached the non-competition, non-disclosure or confidentially provisions of the employment agreement, (D) conviction, plea of no contendere, deferred adjudication or unadjudicated probation for any felony or any crime involving moral turpitude, (E) failure to carry out, or comply with, in any material respect, any lawful directive of the Board consistent with the terms of the employment agreement which has not been remedied within thirty days after receipt of notice from the Company of such failure, (F) violation of the Company’s substance abuse policy, or (G) suspension or termination of employee from participation in the Medicare or Medicaid programs.

“Change in Control” means the occurrence of any of the following: (A) the agreement to acquire or the completion of a tender offer for beneficial ownership of fifty percent or more of either the then outstanding shares of stock or the combined voting power of the tend outstanding voting securities of the Company entitled to vote generally in the election of directors, (B) a majority of the board of directors is replaced during any 12-month period and such replacement is not endorsed by a majority of the incumbent directors, (C) the consummation of a merger, consolidation, reorganization or other transaction including a sale or other disposition of all or substantially all of our assets whereby our shareholders retain less than fifty percent control, directly or indirectly, of us or the surviving company, or (D) approval by the stockholders of a complete liquidation or dissolution of the Company.

“Good Reason” means (A) removal of the employee from the office as provided in the employment agreement except after a Non-Renewal notice has been given, (B) reduction of the employee’s base salary, (C) any termination of or materially reduction of the employee’s benefits, (D) relocating the employee’s place of employment by more than 50 miles from his or her work address as of the effective date of the employment agreement in Dallas, Texas, (E) any failure by the Company to comply with the “Compensation” section of the employment agreement, (F) any failure of the Company to require a successor to expressly assume the employment agreement, or (G) any material breach by the Company of the employment agreement or any other agreement between the Company or any Subsidiary or Affiliate and the employee; however, excluding any isolated, insubstantial and inadvertent failure not occurring in bad faith which is remedied by the Company after notice is given from the employee.

“Non-Renewal” means that thirty days prior to the expiration of the term, the Company or the employee gave a written notice that the Company or employee, as applicable, does not wish to extend the employment agreement.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors is currently comprised of Messrs. Buncher, Carlyle, Cross and Steffy. The Board, in its business judgment, has determined that all members of the Audit Committee meet the independence and experience requirements of The NASDAQ Stock Market and applicable rules and regulations of the Securities and Exchange Commission and that Mr. Buncher satisfies the requirements for an “audit committee financial expert.” The Audit Committee operates pursuant to an Audit Committee Charter that was amended and restated on March 25, 2004, and was reviewed and reaffirmed by the committee in 2007.

As set forth in the Audit Committee Charter, management, not the Audit Committee, is responsible for the preparation, presentation and integrity of Odyssey HealthCare’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, not the Audit Committee, are responsible for planning and carrying out a proper audit of Odyssey HealthCare’s annual financial statements, reviews of Odyssey HealthCare’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, and other procedures. The Audit Committee assists the Board in its oversight function and has the responsibilities and powers as set forth in the Audit Committee Charter.

In the performance of its oversight function, the Audit Committee:

•	discussed with KPMG LLP, who serves as the internal auditors, and Ernst & Young LLP, who serves as the independent auditors, the overall scope and plans for their respective audits;

•	reviewed and discussed the audited financial statements contained in Odyssey HealthCare, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with management and the independent auditors;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as currently in effect;

•	received from the independent auditors the written disclosures and the letter required by Independence Standards Board Statement No. 1, Independence Discussions with Audit Committees, as currently in effect, and discussed with the independent auditors their independence from the Audit Committee and management;

•	considered the compatibility of non-audit services with the independent auditors’ independence;

•	received and reviewed with KPMG LLP various internal audit reports and discussed the reports with management; and

•	recommended the retention of Ernst & Young LLP as independent auditors for the year ended December 31, 2008.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of Odyssey HealthCare’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the independent auditors are in fact “independent.”

Based upon the reviews, reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the

Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Odyssey HealthCare, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Respectfully submitted by the Audit Committee of the Board of Directors,

James E. Buncher, Chairman
John K. Carlyle
David W. Cross
David L. Steffy

Fees Paid to Independent Auditors

The following table summarizes the aggregate fees billed by Ernst & Young LLP for services rendered for the years ended December 31, 2007 and December 31, 2006:

	2007	2006

Audit fees(1)	$689,000	$695,375
Audit-related fees(2)	34,200	17,000
Tax fees(3)	—	7,500
All other fees(4)	—	3,491

Total	$723,200	$723,366

(1)	Audit fees includes fees for (i) professional services rendered for the audit of our annual financial statements, including the audit of the effectiveness of internal control over financial reporting, and (ii) review of our financial statements included in our Quarterly Reports on Form 10-Q.

(2)	Audit-related fees includes fees for audits of employee benefit plans.

(3)	Tax fees includes all income tax services such as tax compliance, tax advice and tax planning other than those directly related to the audit of the income tax accrual.

(4)	All other fees includes fees for product purchases.

Before we engage our independent auditors and before they commence work for us, the Audit Committee approves both the engagement of the independent auditors and the terms of such engagement. The Audit Committee approves all audit and non-audit services to be provided by our independent auditors prior to their engagement or commencement of certain services, including audit, review or attest services. Pre-engagement approval is not required for some services. For example, pre-approval is not required where the aggregate of the fees billed for such services is no more than 5% of the total amount of fees we paid to our independent auditors and the Audit Committee approves such services prior to the completion of the audit.

For the years ended December 31, 2006 and 2007, the Audit Committee approved 100% of the audit-related fees and all other fees pursuant to the exception to pre-approval for certain de minimis services described above.

ADDITIONAL INFORMATION

Stockholder Proposals for 2009 Annual Meeting of Stockholders

A stockholder proposal submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”) must be received by our Secretary at 717 North Harwood Street, Suite 1500, Dallas, Texas 75201, no later than December 3, 2008, to be included in the Board of Directors’ solicitation of proxies relating to the 2009 Annual Meeting of Stockholders.

Pursuant to our Bylaws, a stockholder must deliver notice, in the form specified in our Bylaws, to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the Annual Meeting in order to (1) nominate persons for election to the Board of Directors at the 2009 Annual Meeting or (2) bring business before the 2009 Annual Meeting. However, if the date of our 2009 Annual Meeting is changed by more than thirty days from the anniversary date of the Annual Meeting, notice must be delivered to our principal executive offices not later than the close of business on the 10th day following the earlier of (1) the day on which notice of the date of the meeting is mailed or (2) public disclosure of the meeting date is made.

With respect to proxies submitted for the 2009 Annual Meeting, our management will have discretionary authority to vote on any matter for which we do not receive notice by the date specified in the advance notice provisions of our Bylaws described above, pursuant to Rule 14a-4(c)(1) of the Exchange Act.

Annual Report

Our Annual Report to stockholders for the year ended December 31, 2007, including financial statements, is being mailed to all stockholders entitled to vote at the Annual Meeting. Such Report includes our Annual Report on Form 10-K for the year ended December 31, 2007. The Annual Report does not constitute a part of the proxy solicitation material.

Upon written request we will provide you without charge with an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2007, including financial statements and financial statement schedules. Requests should be directed to Investor Relations, Odyssey HealthCare, Inc., 717 N. Harwood, Suite 1500, Dallas, Texas 75201.

Other Matters

Our Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the recommendation of our Board, or if no recommendation is given, in the judgment of the persons voting the proxy.

The information contained in this proxy statement in the sections entitled “Compensation Committee Report” and “Audit Committee Matters — Audit Committee Report” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

By Order of the Board of Directors,

W. Bradley Bickham
Secretary

. NNNNNNNNNNNN ODYSSEY HEALTHCARE, INC. NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 NNNNNNNNN ADD 6 Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. ELECTION OF DIRECTORS: To elect Paul J. Feldstein, Robert A. Lefton and Shawn S. Schabel to serve as Class I directors for a three-year term ending at the Annual Meeting of Stockholders in 2011 and until their successors are duly elected and qualified or until their earlier death, resignation or removal from office. + 01 — Paul J. Feldstein 02 — Robert A. Lefton 03 — Shawn S. Schabel Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 For All EXCEPT — To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 2. To ratify the selection of Ernst & Young LLP as independent auditors for the Company for the year ending December 31, 2008. B Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g., as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 7 5 0 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — ODYSSEY HEALTHCARE, INC. Proxy Solicited on Behalf of the Board of Directors of Odyssey HealthCare, Inc. for the Annual Meeting to be held on May 1, 2008 The undersigned hereby constitutes and appoints each of Robert A. Lefton, R. Dirk Allison and W. Bradley Bickham his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of Odyssey HealthCare, Inc. held of record by the undersigned on the record date at the Annual Meeting of Stockholders of Odyssey HealthCare, Inc. to be held at the principal offices of Odyssey HealthCare, Inc., located at 717 North Harwood Street, Suite 1600, Dallas, Texas 75201, on Thursday, May 1, 2008, at 8:00 a.m., local time, and at any adjournment or postponement thereof on all matters coming before said meeting. You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations, which are FOR the election of the named nominees as directors and FOR Proposal 2. The proxies cannot vote your shares unless you sign and return this card. Any Proxy may be revoked in writing at any time prior to the voting thereof. Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes. CONTINUED AND TO BE SIGNED ON REVERSE SIDE